Financial Statements and Report of Independent Certified Public Accountants

EMERGENT CAPITAL, INC.

November 30, 2017

1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Emergent Capital, Inc.

Opinion on the financial statements
We have audited the accompanying consolidated balance sheet of Emergent Capital Inc. (a Florida corporation) and subsidiaries (the “Company”) as of November 30, 2017, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from January 1, 2017 to November 30, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2017, and the results of its operations and its cash flows for the period from January 1, 2017 to November 30, 2017, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company reported a net loss of $7.0 million and negative cash flows from operating activities of $33.2 million for the eleven months ended November 30, 2017, and an accumulated deficit of $139.5 million as of November 30, 2017. The principal balance on the Company’s Revolving Credit Facility is approximately $363.8 million as of November 30, 2018 with a maximum borrowing capacity of $370 million. On November 14, 2018, two of the Company’s wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court. These conditions, along with other matters as set forth in Note 2, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation and plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2008.
Fort Lauderdale, Florida
December 6, 2018

Emergent Capital, Inc.
CONSOLIDATED BALANCE SHEET
November 30,

2017
(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$19,742
Cash and cash equivalents (VIE)	11,466
Certificate of deposit	1,007
Prepaid expenses and other assets	896
Deposits - other	1,377
Life settlements, at estimated fair value	722
Life settlements, at estimated fair value (VIE)	557,064
Receivable for maturity of life settlements (VIE)	31,804
Fixed assets, net	151
Investment in affiliates (VIE)	2,384
Total assets	$626,613
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	2,274
Accounts payable and accrued expenses (VIE)	561
Other liabilities	330
Interest payable - 8.5% Convertible Notes (Note 9)	37
8.5% Convertible Notes, net of discount and deferred debt costs (Note 9)	1,091
Interest payable - 5.0% Convertible Notes (Note 10)	1,116
5.0% Convertible Notes, net of discount and deferred debt costs (Note 10)	68,550
Interest payable - 8.5% Senior Secured Notes (Note 12)	628
8.5% Senior Secured Notes, net of deferred debt costs (Note 12)	33,905
White Eagle Revolving Credit Facility, at estimated fair value (VIE Note 3)	324,442
Current tax liability	576
Total liabilities	433,510
Commitments and Contingencies (Note 15)
Stockholders’ Equity
Common stock (par value $0.01 per share, 415,000,000 authorized ; 157,995,399 issued and 157,387,399 outstanding )	1,580
Preferred stock (par value $0.01 per share, 40,000,000 authorized; 0 issued and outstanding )	—
Treasury Stock, net of cost (608,000 shares )	(2,534)
Additional paid-in-capital	333,597
Accumulated deficit	(139,540)
Total stockholders’ equity	193,103
Total liabilities and stockholders’ equity	$626,613
The accompanying notes are an integral part of this financial statement.

Emergent Capital, Inc.
CONSOLIDATED STATEMENT OF OPERATIONS
For the Eleven Months Ended November 30

2017
(in thousands, except share and per share data)
Income
Change in fair value of life settlements (Notes 7 & 14)	$48,066
Other income	281
Total income	48,347
Expenses
Interest expense	32,084
Change in fair value of Revolving Credit Facility (Notes 8 &14)	5,921
Loss on extinguishment of debt	2,018
Personnel costs	4,761
Legal fees	3,293
Professional fees	4,124
Insurance	717
Other selling, general and administrative expenses	1,593
Total expenses	54,511
(Loss) income from continuing operations before income taxes	(6,164)
(Benefit) provision for income taxes	576
Net (loss) income from continuing operations	$(6,740)
Discontinued Operations:
(Loss) income from discontinued operations, net of income taxes	$(271)
Benefit for income taxes	—
Net (loss) income from discontinued operations	(271)
Net (loss) income	$(7,011)
(Loss) earnings per share:
Basic and diluted (loss) earnings per common share
Continuing operations	$(0.09)
Discontinued operations	$—
Net (loss) income	$(0.09)

Weighted average shares outstanding:
Basic and diluted	75,504,737

The accompanying notes are an integral part of this financial statement.

Emergent Capital, Inc.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Eleven Months Ended November 30, 2017

	Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
	(in thousands, except share data)
Balance, December 31, 2016	29,021,844	$290	608,000	$(2,534)	307,647	$(132,529)	172,874
Net income (loss)	—	—	—	—	—	(7,011)	(7,011)
Stock-based compensation	1,491,132	15	—	—	352	—	367
Common stock issued, net	127,500,000	1,275	—	—	25,613	—	26,888
Retirement of common stock	(17,577)	—	—	—	(15)	—	(15)
Balance, November 30, 2017	157,995,399	$1,580	608,000	$(2,534)	$333,597	$(139,540)	$193,103
The accompanying notes are an integral part of this financial statement.

Emergent Capital, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Eleven Months Ended November 30

2017
Cash flows from operating activities
Net (loss) income	$(7,011)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	94
Revolving Credit Facility financing cost and fees withheld by lender	931
8.5% Convertible Notes debt modification costs	2,537
Amortization of discount and deferred debt costs for 8.5% Convertible Notes	2,426
Amortization of deferred debt costs for 15% Senior Secured Notes	184
Amortization of discount and deferred cost for 5.0% Convertible Notes	392
Amortization of deferred costs for 8.5% Senior Secured Notes	76
Stock-based compensation	352
Change in fair value of life settlements	(48,066)
Change in fair value of Revolving Credit Facility	5,921
Interest income	(74)
Loss on extinguishment of debt	2,018
Interest Paid in Kind on Senior Unsecured Convertible Notes	6,288
Change in assets and liabilities:
Deposits—other	(30)
Prepaid expenses and other assets	99
Accounts payable and accrued expenses	843
Other liabilities	(5)
Current tax liability	576
Interest payable- 8.5 % Convertible Notes	(2,234)
Interest payable - 15% Senior Secured Notes	(213)
Interest payable - 5.0% Convertible Notes	1,116
Interest payable - 8.5% Senior Secured Notes	628
Net cash used in operating activities	(33,152)
Cash flows from investing activities
Purchase of fixed assets, net of disposals	(4)
Certificate of deposit	5,025
Premiums paid on life settlements	(78,497)
Proceeds from maturity of life settlements	40,373
Net cash used in investing activities	(33,103)
Cash flows from financing activities
Repayment of borrowings under White Eagle Revolving Credit Facility	(19,633)
Borrowings from White Eagle Revolving Credit Facility	80,139
Borrowings under 15.0% Promissory Note	2,763
Proceeds from issue of common stock, net	19,188
Proceeds from 8.5% Senior Secured Notes	5,000
Payment under finance lease obligations	(25)
Payment of Recapitalization Transaction closing cost	(1,287)
Net cash provided by financing activities	86,145
Net increase in cash and cash equivalents	19,890
Cash and cash equivalents, at beginning of the period	11,318
Cash and cash equivalents, at end of the period	$31,208
Supplemental disclosures of cash flow information:
Cash paid for interest during the period	$20,627
Supplemental disclosures of non-cash financing activities:
Repayment of 15.0 % Senior Secured Notes principal, interest and penalty through Recapitalization Transaction	$31,675
Issue of 8.5% Senior Secured Notes through Recapitalization Transaction	$30,000
Repayment of 15% Promissory Note principal and interest through Recapitalization Transaction	$2,799
Recapitalization Transaction closing cost and other costs withheld from proceeds	$4,338
The accompanying notes are an integral part of this financial statement.

Emergent Capital, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2017

NOTE 1—ORGANIZATION AND DESCRIPTION OF BUSINESS ACTIVITIES
Emergent Capital, Inc. was founded in December 2006 as a Florida limited liability company, Imperial Holdings, LLC, and converted into Imperial Holdings, Inc. on February 3, 2011 in connection with the Company’s initial public offering. Effective September 1, 2015, the name was changed to Emergent Capital, Inc. (with its subsidiary companies, the "Company" or "Emergent Capital").

Emergent Capital, through its subsidiary companies, owns a portfolio of 608 life insurance policies, also referred to as life settlements, with a fair value of $557.8 million and an aggregate death benefit of approximately $2.9 billion at November 30, 2017. The Company primarily earns income on these policies from changes in their fair value and through death benefits. 606 of these policies, with an aggregate death benefit of approximately $2.9 billion and a fair value of 557.1 million at November 30, 2017 are pledged under a $370.0 million, revolving credit agreement (the "White Eagle Revolving Credit Facility") entered into by the Company’s indirect subsidiary, White Eagle Asset Portfolio, LP ("White Eagle"). At November 30, 2017, two policies owned by the Company, with an aggregate death benefit of approximately $12.0 million and a fair value of $722,000 were not pledged as collateral under the White Eagle Revolving Credit Facility.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, all of its wholly-owned subsidiary companies and its special purpose entities, with the exception of Imperial Settlements Financing 2010, LLC ("ISF 2010"), an unconsolidated special purpose entity which is accounted for using the cost method of accounting. The special purpose entity has been created to fulfill specific objectives. All significant intercompany balances and transactions have been eliminated in consolidation, including income from services performed by subsidiary companies in connection with the White Eagle Revolving Credit Facility. Notwithstanding consolidation, as referenced above, White Eagle is the owner of 606 policies, with an aggregate death benefit of approximately $2.9 billion and an estimated fair value of approximately $557.1 million.

On September 7, 2018, the Board of Directors adopted resolutions to change the Company’s fiscal year end from December 31 to November 30, effective immediately. The Company will file a transition report on Form 10-K in accordance with SEC rules and regulations.

Liquidity

Historically, the Company has incurred substantial losses, which has resulted in an accumulated deficit of approximately $139.5 million and reported negative cash flows from operating activities of $33.2 million, for the eleven months ended November 30, 2017.

The Company’s ability to continue as a going concern is dependent on its ability to meet its liquidity needs through a combination of the receipt of death benefits from life insurance policy maturities, borrowings under the White Eagle Revolving Credit Facility subject to results of ongoing negotiations with the lenders (see below), strategic capital market raises, pledged policy sales (subject to certain asset sale restrictions as documented below) and cash on hand.

As of the report date of these financial statements, the outstanding principal on the White Eagle Revolving Credit Facility was approximately $363.8 million, with approximately $6.2 million undrawn and $23.0 million received in maturity proceeds awaiting distribution through the waterfall to repay principal and interest. The maximum lender's commitment for the facility is $370.0 million. White Eagle's current cash flow forecast indicates a probability that it may reach the limit on its ability to make additional borrowings by the end of December 2018, assuming no further collection of receivables. The timing could be later if any maturity proceeds are received. White Eagle is currently in negotiations with the lender, although no assurance can be given as to any changes to the current terms.

Based on the terms of the White Eagle Revolving Credit Facility, if the making of any advance by the lender would cause the aggregate principal amount of all advances outstanding to exceed the borrowing base, White Eagle can sell policies in an amount sufficient to pay scheduled premiums subject to the lender’s approval. The proceeds of any such sale would be distributed through the waterfall, and by virtue of the sale, White Eagle would no longer have to pay premiums on the sold policies. The White Eagle Revolving Credit Facility also allows the lender to make protective advances on pledged policies other than those being contemplated for sale. Any such protective advances made by the lender would be reimbursed to the lender through the waterfall and receives priority over interest payments.

Distributions to the Company from available proceeds through the waterfall under the White Eagle Revolving Credit Facility will vary based on the respective, then current loan to value ratio. Our current cash flow forecast indicates a probability the Company will not participate in the waterfall distributions until July 2019.

As of the report date of these financial statements, we had approximately $32.8 million of cash and cash equivalents and certificates of deposit of $500,000, of this amount, approximately $2.4 million is available for normal operations, with approximately $30.4 million being restricted by the White Eagle Revolving Credit Facility. In considering our forecast for the next twelve months and the White Eagle Revolving Credit Facility ongoing negotiations, these facts, aggregated with the current cash balance as of the reporting date for this financial statements, create a substantial doubt of the Company’s ability to meet their financial needs.

On November 14, 2018, Lamington Road Designated Activity Company (formerly known as Lamington Road Limited), the Company’s wholly-owned indirect Irish subsidiary ("Lamington"), and White Eagle General Partner, LLC, the Company’s wholly-owned indirect Delaware subsidiary ("WEGP"), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. See Note 18, "Subsequent Events," of the accompanying consolidated financial statements for further information.

The accompanying consolidated financial statements are prepared on a going concern basis and do not include any adjustments that might result from uncertainty about the Company’s ability to continue as a going concern.

Discontinued Operations

On October 25, 2013, the Company sold substantially all of the assets comprising its structured settlement business. As a result, the Company has discontinued segment reporting and classified its operating results of the structured settlement business, net of income taxes, as discontinued operations. The accompanying consolidated statement of operations for the period ended November 30, 2017, and the related notes to the consolidated financial statements reflect the classification of its structured settlement business operating results, net of tax, as discontinued operations. See Note 6, "Discontinued Operations," of the accompanying consolidated financial statements for further information. Unless otherwise noted, the following notes refer to the Company’s continuing operations.

Ownership of Life Insurance Policies
In the ordinary course of our legacy premium finance business, a large portion of our borrowers defaulted by not paying off their loans and relinquished ownership of their life insurance policies to us in exchange for our release of the obligation to pay amounts due. We also buy life insurance policies in the secondary and tertiary markets. We account for life insurance policies that we own as life settlements (life insurance policies) in accordance with ASC 325-30, Investments in Insurance Contracts, which requires us to either elect the investment method or the fair value method. The election is made on an instrument-by-instrument basis and is irrevocable. We have elected to account for these life insurance policies as investments using the fair value method.
We initially record life settlements at the transaction price. For policies acquired upon relinquishment by our borrowers, we determined the transaction price based on fair value of the acquired policies at the date of relinquishment. The difference between the net carrying value of the loan and the transaction price is recorded as a gain (loss) on loan payoffs and settlement. For policies acquired for cash, the transaction price is the amount paid.
Valuation of Insurance Policies
Our valuation of insurance policies is a critical component of our estimate of the fair value of our life settlements (life insurance policies). We currently use a probabilistic method of valuing life insurance policies, which we believe to be the preferred valuation method in the industry. The most significant assumptions are the Company’s estimate of the life expectancy of the insured and the discount rate. See Note 14, "Fair Value Measurements" of the accompanying consolidated financial statements.
Fair Value Measurement Guidance
We follow ASC 820, Fair Value Measurements and Disclosures, which defines fair value as an exit price representing the amount that would be received if an asset were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. Level 1 relates to quoted prices in active markets for identical assets or liabilities. Level 2 relates to observable inputs other than quoted prices included in Level 1. Level 3 relates to unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Our investments in life insurance policies and debt under the Revolving Credit Facility are considered Level 3 as there is currently no active market where we are able to observe quoted prices for identical assets/liabilities and our valuation model incorporates significant inputs that are not observable. See Note 14, "Fair Value Measurements" of the accompanying consolidated financial statements.
Fair Value Option
We have elected to account for life settlements using the fair value method. The fair value of the asset is the estimated amount that would be received to sell an asset in an orderly transaction between market participants at the measurement date. We calculate the fair value of the asset using a present value technique to estimate the fair value of the life settlements. The Company currently uses a probabilistic method of valuing life insurance policies, which the Company believes to be the preferred valuation method in the industry. The most significant assumptions are the estimates of life expectancy of the insured and the discount rate. See Note 7, "Life Settlements (Life Insurance Policies)" and Note 14, "Fair Value Measurements" of the accompanying consolidated financial statements.

We have elected to account for the debt under the White Eagle Revolving Credit Facility, which includes the interests in policy proceeds to the lender, using the fair value method. The fair value of the debt is the estimated amount that would have to be paid to transfer the debt to a market participant in an orderly transaction. We calculated the fair value of the debt using a discounted cash flow model taking into account the stated interest rate of the credit facility and probabilistic cash flows from the pledged policies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, our estimates are not necessarily indicative of the amounts that we, or holders of the instruments, could realize in a current market exchange. The most significant assumptions are the estimates of life expectancy of the insured and the discount rate. The use of assumptions and/or estimation methodologies could have a material effect on estimated fair values.
Income Recognition from Continuing Operations
Our primary sources of income from continuing operations are in the form of changes in fair value and gains on life settlements, net. Our income recognition policies for these sources of income are as follows:

•
Changes in Fair Value of Life Settlements—When the Company acquires certain life insurance policies, we initially record these investments at the transaction price, which is the fair value of the policy for those acquired upon relinquishment or the amount paid for policies acquired for cash. The fair value of the investment in insurance policies is evaluated at the end of each reporting period. Changes in the fair value of the investment are recorded as changes in fair value of life settlements in our consolidated statement of operations. The fair value is determined on a discounted cash flow basis that incorporates current life expectancy assumptions. The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and our estimate of the risk premium an investor in the policy would require. The Company recognizes income from life settlement maturities on the date we are in receipt of death notice or verified obituary of the insured. This income is the difference between the death benefit and fair value of the policy at the time of maturity.

•
Loss on Life Settlements, Net—The Company recognizes gains or losses from the sale of life settlement contracts that the Company owns upon the signed sale agreement and/or filing of ownership forms and funds transferred to escrow.

Income Taxes

We account for income taxes in accordance with ASC 740, Income Taxes. Under ASC 740, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, we consider tax regulations of the jurisdictions in which we operate, estimates of future taxable income and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies varies, adjustments to the carrying value of the deferred tax assets and liabilities may be required. Valuation allowances are based on the "more likely than not" criteria of ASC 740.

Our provision for income taxes results in an effective tax rate of (9.34%) for the eleven months ended November 30, 2017. The accounting for uncertain tax positions guidance under ASC 740 requires that we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. We recognize interest and penalties (if any) on uncertain tax positions as a component of income tax expense.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists ("ASU 2013-11"). ASU 2013-11 requires, unless certain conditions exists, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward. The Company adopted ASU 2013-11 effective January 1, 2014, which required the Company to reclassify a $6.3 million current liability for unrecognized tax benefits to deferred taxes. As of November 30, 2017, the Company has determined that the deferred tax assets that gave rise to this reclassification are worthless due to effects of the ownership change and should be written off. As such, the $6.3 million deferred tax liability for unrecognized tax benefits has also been reversed during the current period.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which requires that all deferred tax assets and liabilities, along with any related valuation allowances be classified as a net noncurrent asset or liability in the balance sheet based on a jurisdictional basis. The new guidance became effective for public business entities in fiscal years beginning after December 15, 2016, including interim periods within those years. The adoption of this guidance only affects the presentation of deferred taxes in the Company’s consolidated balance sheet.

In March 2016, the FASB issued ASU No. 2016-09, "Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting" as part of its Simplification Initiative. The guidance simplifies several aspects of the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, these amendments became effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption was permitted including adoption in an interim period, as long as any adjustment is reflected as of the beginning of the fiscal year that includes the interim period. The Company adopted this guidance during the eleven months ended November 30, 2017 and it did not have any material impact on our financial position, results of operations or cash flows.

In October 2016, the FASB issued ASU No. 2016-16 Income Taxes (Topic 740): Intra-entity transfers of assets other than inventory ("ASU 2016-16"). Current GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. This prohibition on recognition is an exception to the principle of comprehensive recognition of current and deferred income taxes in GAAP. The Board decided that an entity should recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Consequently, the amendments in this Update eliminate the exception for an intra-entity transfer of an asset other than inventory. For public business entities, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. We are currently evaluating whether the adoption of this new guidance will have a significant impact on our consolidated financial statements and related disclosures.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and all highly liquid instruments with an original maturity of three months or less, when purchased. The Company maintains the majority of its cash in several operating accounts with two commercial banks. Balances on deposit are insured by the Federal Deposit Insurance Corporation ("FDIC"). However, from time to time, the Company’s balances may exceed the FDIC insurable amount at its banks.

Certificate of Deposit

The Company maintains a portion of its operating funds in a certificate of deposit. At November 30, 2017, the carrying amount of the certificate of deposit was $1.0 million, which approximates fair value. The certificate of deposit matures on September 22, 2019 and bears interest at a rate of 0.2%. The certificate of deposit was reduced to $500,000 subsequent to the period end November 30, 2017.

Deferred Debt Costs

Deferred debt costs include costs incurred in connection with acquiring and maintaining debt arrangements. These costs are directly deducted from the carrying amount of the liability in the consolidated balance sheets, are amortized over the life of the related debt using the effective interest method and are classified as interest expense in the accompanying consolidated statement of operations. These deferred costs are related to the Company's 8.5% Convertible Notes, 5% Convertible Notes and 8.5% Senior Secured Notes. The Company did not recognize any deferred debt costs on the White Eagle Revolving Credit Facility given all costs were expensed due to electing the fair value option in valuing the White Eagle Revolving Credit Facility.

Treasury Stock

The Company accounts for its treasury stock using the treasury stock method as set forth in ASC 505-30, Treasury Stock.  Under the treasury stock method, the total amount paid to acquire the stock is recorded and no gain or loss is recognized at the time of purchase. Gains and losses are recognized at the time the treasury stock is reinstated or retired and are recorded in additional paid in capital or retained earnings.  At November 30, 2017, the Company owned 608,000 shares of treasury stock.
Stock-Based Compensation
We have adopted ASC 718, Compensation—Stock Compensation. ASC 718 addresses accounting for share-based awards, including stock options, restricted stock, performance shares and warrants, with compensation expense measured using fair value and recorded over the requisite service or performance period of the award. The fair value of equity instruments awarded will be determined based on a valuation using an option pricing model that takes into account various assumptions that are subjective. Key assumptions used in the valuation will include the expected term of the equity award taking into account both the contractual term of the award, the effects of expected exercise and post-vesting termination behavior, expected volatility, expected dividends and the risk-free interest rate for the expected term of the award. Compensation expense associated with performance shares is only recognized to the extent that it is probable the performance measurement will be met.
Held-for-sale and discontinued operations
We report a business as held-for-sale when management has approved or received approval to sell the business and is committed to a formal plan, the business is available for immediate sale, the business is being actively marketed, the sale is anticipated to occur during the ensuing year and certain other specified criteria are met. A business classified as held-for-sale is recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the business exceeds its estimated fair value, a loss is recognized. Depreciation is not recorded on assets of a business classified as held-for-sale. Assets and liabilities related to a business classified as held-for-sale are segregated in the Consolidated Balance Sheet and major classes are separately disclosed in the notes to the Consolidated Financial Statements commencing in the period in which the business is classified as held-for-sale. We report the results of operations of a business as discontinued operations if the business is classified as held-for-sale, the operations and cash flows of the business have been or will be eliminated from the ongoing operations of the Company as a result of a disposal transaction and we will not have any significant continuing involvement in the operations of the business after the disposal transaction. The results of discontinued operations are reported in Discontinued Operations in the Consolidated Statement of Operations for current and prior periods commencing in the period in which the business meets the criteria of a discontinued operation, and include any gain or loss recognized on closing or adjustment of the carrying amount to fair value less cost to sell. During the fourth quarter of 2013, we sold substantially all of our structured settlements business. As a result, we have classified our structured settlement operating results as discontinued operations.
Foreign Currency

We own certain foreign subsidiary companies formed under the laws of Ireland, Bahamas and Bermuda. These foreign subsidiary companies utilize the U.S. dollar as their functional currency. The foreign subsidiary companies' financial statements are denominated in U.S. dollars and therefore, there are no translation gains and losses resulting from converting the financial statements at exchange rates other than the functional currency. Any gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the subsidiary companies functional currency) are included in income. These gains and losses are immaterial to our financial statements.
Use of Estimates
The preparation of these consolidated financial statements, in conformity with generally accepted accounting principles in the United States of America ("GAAP"), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from these estimates and such differences could be material. Significant estimates made by management include income taxes, the valuation of life settlements, the valuation of the debt owing under the White Eagle Revolving Credit Facility and the valuation of equity awards.
Risks and Uncertainties
In the normal course of business, the Company encounters economic, legal and longevity risk. There are two main components of economic risk that could potentially impact the Company: market risk and concentration of credit risk. Market risk for the Company includes interest rate risk. Market risk also reflects the risk of declines in valuation of the Company’s life settlements, including declines caused by the selection of increased discount rates associated with the Company’s fair value model for life settlements. It is reasonably possible that future changes to estimates involved in valuing life settlements could change and result in material effects to the future financial statements. Concentration of credit risk includes the risk that an insurance carrier who has issued life insurance policies held by the Company in its portfolio, does not remit the amount due under those policies due to the deteriorating financial condition of the carrier or otherwise. Legal risk includes the risk that statutes define or courts interpret insurable interest in a manner adverse to the Company’s ownership rights in its portfolio of life insurance policies and the risk that courts allow insurance carriers to retain premiums paid by the Company in respect of insurance policies that have been successfully rescinded or contested. Longevity risk refers to the risk that the Company does not experience the mortalities of insureds in its portfolio of life insurance policies that are anticipated to occur on an actuarial basis in a timely manner, which would result in the Company expending additional amounts for the payment of premiums.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers," which converges the FASB and the International Accounting Standards Board ("IASB") standard on revenue recognition. Areas of revenue recognition that will be affected include, but are not limited to, transfer of control, variable consideration, allocation of transfer pricing, licenses, time value of money, contract costs and disclosures. In April 2015, the FASB voted to defer the effective date of the new revenue recognition standard by one year. As a result, the provisions of this ASU are now effective for interim and annual periods beginning after December 15, 2017. This guidance did not have a material impact on its financial position, results of operations or cash flows on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, "Leases" (Topic 842). The new guidance establishes the principles to report transparent and economically neutral information about the assets and liabilities that arise from leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. All leases create an asset and a liability for the lessee in accordance with FASB Concepts Statement No. 6, Elements of Financial Statements, and, therefore, recognition of those lease assets and lease liabilities represents an improvement over previous GAAP, which did not require lease assets and lease liabilities to be recognized for most leases. This ASU is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the methods and impact of adopting this new standard on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-06, "Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments." Topic 815 requires that embedded derivatives be separated from the host contract and accounted for separately as derivatives if certain criteria are met. One of those criteria is that the economic characteristics and risks of the embedded derivatives are not clearly and closely related to the economic characteristics and risks of the host contract (the "clearly and closely related" criterion). The guidance in this ASU intends to resolve the diversity in practice resulting from the application of the existing four-step decision sequence defined in ASC 815-15-25-42 to call (put) options that can accelerate the repayment of principal on a debt instrument if they meet the clearly and closely related criterion by clarifying that an entity is required to perform only the four-step decision sequence. The entity does not have to separately assess whether the event that triggers its ability to exercise the contingent option is itself indexed only to interest rates or credit risk. This ASU is effective for annual periods beginning after December 15, 2017, and interim periods beginning after December 15, 2018. Early adoption is permitted including adoption in an interim period, as long as any adjustment is reflected as of the beginning of the fiscal year that includes the interim period. The Company does not expect that this guidance will have a material impact on its financial position, results of operations or cash flows.

In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments." This ASU provides specific guidance on eight cash flow classification issues that are either unclear or not included in current GAAP. These cash flow classification issues include debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions, and separately identifiable cash flows and application of the predominance principle. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. This guidance did not have a material impact on its financial position, results of operations or cash flows on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, "Business Combinations (Topic 805)," to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses by clarifying the definition of a business. The definition of a business affects many areas of accounting including acquisition, disposals, goodwill and consolidation. This amendment covers Phase 1 of a three phase project. The update is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The amendments in this update should be applied prospectively on or after the effective date. This guidance did not have a material impact on its financial position, results of operations or cash flows on our consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, "Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting" to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. Under this new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The guidance is effective prospectively for annual periods beginning on or after December 15, 2017. This guidance did not have a material impact on its financial position, results of operations or cash flows on our consolidated financial statements.

In August 2017, the FASB issued Accounting Standards Update (ASU) No. 2017-12, "Derivatives and Hedging (Topic 815)," which simplifies and clarifies the accounting and disclosure for hedging activities by more closely aligning the results of cash flow and fair value hedge accounting with the risk management activities of an entity. The amendments in this update are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018, with early adoption permitted. We do not expect this standard to have an impact on our consolidated financial position, results of operations or cash flows.

Adopted Accounting Pronouncements
In August 2014, the FASB issued ASU No. 2014-15, "Disclosures of Uncertainties About an Entity’s Ability to Continue as a Going Concern." The standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The Company adopted this guidance during the eleven months ended November 30, 2017. Management has performed a going concern analysis of the Company's liquidity needs and the appropriate disclosures have been incorporated in the accompanying consolidated financial statements for the eleven months ended November 30, 2017.

In November 2015, the FASB issued ASU No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classifications of Deferred Taxes," which aligns the FASB and the IASB standard for financial statement presentation of deferred income taxes. To simplify the presentation of deferred income taxes, this standard requires that deferred tax assets and liabilities be presented as noncurrent on the balance sheet. This ASU is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption was permitted, including adoption in an interim period. The Company adopted this guidance during the eleven months ended November 30, 2017 and it did not have any material impact on our financial position, results of operations or cash flows.

In March 2016, the FASB issued ASU No. 2016-09, "Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting" as part of its Simplification Initiative. The guidance simplifies several aspects of the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, these amendments are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption was permitted including adoption in an interim period, as long as any adjustment is reflected as of the beginning of the fiscal year that includes the interim period. The adoption of this ASU did not impact the consolidated financial statements or related disclosures.

NOTE 3—CONSOLIDATION OF VARIABLE INTEREST ENTITIES
The Company evaluates its interests in variable interest entities ("VIEs") on an ongoing basis and consolidates those VIEs in which it has a controlling financial interest and is thus deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact its economic performance; and (ii) the obligation to absorb losses of the VIE that could potentially be significant to it or the right to receive benefits from the VIE that could be potentially significant to the VIE.
The following table presents the consolidated assets and consolidated liabilities of VIEs for which the Company has concluded that it is the primary beneficiary and which are consolidated in the Company’s financial statements as of November 30, 2017, as well as non-consolidated VIEs for which the Company has determined it is not the primary beneficiary (in thousands):

	Primary Beneficiary		Not Primary Beneficiary
	Consolidated VIEs		Non-consolidated VIEs
	Assets	Liabilities	Total Assets	Maximum Exposure To Loss
November 30, 2017	$600,334	$325,003	$2,384	$2,384

As of November 30, 2017, 606 life insurance policies owned by White Eagle with an aggregate death benefit of approximately $2.9 billion and an estimated fair value of approximately $557.1 million were pledged as collateral under the White Eagle Revolving Credit Facility. In accordance with ASC 810, Consolidation, the Company consolidated White Eagle in its financial statements for the eleven months ended November 30, 2017.

Imperial Settlements Financing 2010, LLC ("ISF 2010"), which was formed as an affiliate of the Company to serve as a special purpose financing entity to allow the Company to sell structured settlements and assignable annuities, is a non-consolidated special purpose financing entity, as well as a non-consolidated VIE for which the Company has determined it is not the primary beneficiary. Approximately $2.4 million is included in investment in affiliates in the accompanying balance sheet as of November 30, 2017.

NOTE 4—EARNINGS PER SHARE

As of November 30, 2017 there were 158,495,399 shares of common stock issued and 157,887,399 of shares of common stock outstanding. Outstanding shares as of November 30, 2017 has been adjusted to reflect 608,000 treasury shares.
Basic net income per share is computed by dividing the net earnings attributable to common shareholders by the weighted average number of common shares outstanding during the period.
Diluted earnings per share is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding, increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Conversion or exercise of the potential common shares is not reflected in diluted earnings per share unless the effect is dilutive. The dilutive effect, if any, of outstanding common share equivalents is reflected in diluted earnings per share by application of the treasury stock method and if-converted method, as applicable.
The following tables reconcile actual basic and diluted earnings per share for the eleven months ended November 30, 2017 (in thousands except per share data).

2017
(1)
Loss per share:
Numerator:
Net (loss) income from continuing operations	$(6,740)
Net (loss) income from discontinued operations	(271)
Net (loss) income	$(7,011)
Basic and diluted (loss) income per common share:
Basic and diluted (loss) income per share from continuing operations	$(0.09)
Basic and diluted (loss) income per share from discontinued operations	$—
Basic and diluted (loss) income per share available to common shareholders	$(0.09)

Denominator:
Basic and diluted	75,504,737

(1)
The computation of diluted EPS does not include 542,102 options, 48,740,521 warrants, 1,602,522 shares of restricted stock, and up to 37,918,483 shares of underlying common stock issuable upon conversion of the 5% Convertible Notes (as defined below) and up to 181,249 shares of underlying common stock issuable upon conversion of the 8.5% Convertible Notes (as defined below) for the eleven months ended November 30, 2017, as the effect of their inclusion would have been anti-dilutive.

NOTE 5—STOCK-BASED COMPENSATION
On June 27, 2017, the shareholders of the Company voted to amend, and the Company amended, the Amended and Restated 2010 Omnibus Incentive Plan (as amended, the "Omnibus Plan") to increase the number of shares authorized for issuance thereunder by 9,900,000 shares. Awards under the Omnibus Plan may consist of incentive awards, stock options, stock appreciation rights, performance shares, performance units, and shares of common stock, restricted stock, restricted stock units or other stock-based awards as determined by the compensation committee of the Company's board of directors. The Omnibus Plan has an aggregate of 12,600,000 shares of common stock authorized for issuance thereunder, subject to adjustment as provided therein.
Options
As of November 30, 2017, all options to purchase shares of common stock issued by the Company were fully vested. There was no stock-based compensation expense relating to stock options granted under the Omnibus Plan during the eleven months ended November 30, 2017.
As of November 30, 2017, options to purchase 542,102 shares of common stock were outstanding under the Omnibus Plan at a weighted average exercise price of $8.75 per share. The following table presents the activity of the Company’s outstanding stock options of common stock for the eleven months ended November 30, 2017:

Common Stock Options	Number of Shares	Weighted Average Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding, January 1, 2017	763,594	$8.52	2.47	$—
Options granted	—	—	—
Options exercised	—	—	—
Options forfeited	(221,492)	9.01	—
Options expired	—	—	—
Options outstanding, November 30, 2017	542,102	$8.75	1.25	$—
Exercisable at November 30, 2017	542,102	8.75	1.25
Unvested at November 30, 2017	—	$—	—	$—
As of November 30, 2017, all outstanding stock options had an exercise price above the fair market value of the common stock on that date. There are no remaining unamortized amounts to be recognized on these options.
Restricted Stock
The Company incurred additional stock-based compensation expense of approximately $352,000 relating to restricted stock granted to its board of directors and certain employees during the eleven months ended November 30, 2017.
During the year ended December 31, 2016, the Company granted 65,212 shares of restricted stock to its directors under the Omnibus Plan, which are subject to a one year vesting period that commenced on the date of grant. The fair value of the restricted stock was valued at approximately $255,000 based on the closing price of the Company’s shares on the date prior to the grant date. The Company incurred stock-based compensation expense related to these 65,212 shares of restricted stock of approximately $106,000 during the eleven months ended November 30, 2017. The 65,212 shares of restricted stock vested during the eleven months ended November 30, 2017.
During the year ended December 31, 2016, the Company granted 200,000 shares of restricted stock units to certain employees under the Omnibus Plan, which are subject to a two year vesting period that commenced on the date of grant. The fair value of the unvested restricted stock was valued at approximately $674,000 based on the closing price of the Company's shares on the day prior to the grant date. The Company incurred stock-based compensation expense of approximately $204,000 related to these 200,000 shares of restricted stock during the eleven months ended November 30, 2017. Approximately 46,000 and 60,000 shares of restricted stock were vested and forfeited, respectively, during the eleven months ended November 30, 2017, with 94,000 remaining unvested at November 30, 2017.

During the eleven months ended November 30, 2017, the Company granted 51,132 shares of restricted stock to its directors under the Omnibus Plan, which are subject to a one year vesting period that commenced on the date of grant. The fair value of the unvested restricted stock was valued at approximately $17,000 based on the closing price of the Company’s shares on the date prior to the grant date. The Company incurred stock-based compensation expense related to these 51,132 shares of restricted stock of approximately $17,000 during eleven months November 30, 2017. Approximately 42,610 shares of restricted stock vested during the eleven months ended November 30, 2017 with 8,522 remaining unvested at November 30, 2017.
During the eleven months ended November 30, 2017, the Company granted 1,500,000 shares of restricted stock units to certain employees under the Omnibus Plan, which are subject to a two year vesting period that commenced on the date of grant. The fair value of the unvested restricted stock was valued at approximately $745,000 based on the closing price of the Company's shares on the day prior to the grant date. The Company incurred stock-based compensation expense of approximately $24,000 related to these 1,500,000 shares of restricted stock during the eleven months ended November 30, 2017.
The following table presents the activity of the Company’s unvested restricted stock for the period ended November 30, 2017:

Common Unvested Shares	Number of Shares
Outstanding January 1, 2017	265,212
Granted	1,551,132
Vested	(153,822)
Forfeited	(60,000)
Outstanding November 30, 2017	1,602,522
The aggregate intrinsic value of the awards of 8,522, 94,000 and 1,500,000 shares is $3,000, $24,420 and $570,000, respectively, and the remaining weighted average life of these awards is 0.49 years, 0.56 years and 1.91 years, respectively, as of November 30, 2017. As of November 30, 2017, a total of $589,780 in stock based compensation remained unrecognized.
Warrants
On February 11, 2011, three shareholders received warrants that may be exercised for up to a total of 4,240,521 shares of the Company’s common stock at a weighted average exercise price of $14.51 per share. The warrants will expire seven years after the date of issuance. At November 30, 2017, all 4,240,521 warrants remained outstanding and are exercisable as they are fully vested.

In connection with a settlement of class action litigation arising in connection with the investigation by the U.S. Attorney's Office for District of New Hampshire ("USAO") into the Company's now legacy premium finance business (the "USAO Investigation"), the Company issued warrants to purchase 2,000,000 shares of the Company’s stock into an escrow account in April of 2014. The estimated fair value as of the measurement date of such warrants was $5.4 million, which is included in stockholders’ equity. The warrants were distributed in October 2014 and have a five-year term from the date they were distributed to the class participants with an exercise price of $10.75. The Company is obligated to file a registration statement to register the shares underlying the warrants with the SEC if shares of the Company’s common stock have an average daily trading closing price of at least $8.50 per share for a 45 day period. The warrants will be exercisable upon effectiveness of the registration statement.

On July 28, 2017, in connection with the recapitalization transaction, the Company issued common stock warrants to certain investors to purchase up to an aggregate of 42,500,000 shares of the Company’s common stock at an exercise price of $0.20 per share (the "Warrant Shares"). The warrants shall vest and become exercisable as follows: (i) with respect to 17,500,000 Warrant Shares, immediately upon the issuance of the warrants, and (ii) with respect to the remaining 25,000,000 Warrant Shares, at later times tied to the conversion of the Convertible Notes and New Convertible Notes (each as defined below) outstanding on July 28, 2017 into shares of the Company’s common stock or, if earlier, upon the date that all Convertible Notes or New Convertible Notes are no longer outstanding. The warrants have an eight year term. The number of Warrant Shares is subject to anti-dilution adjustment provisions.

NOTE 6—DISCONTINUED OPERATIONS

On October 25, 2013, the Company sold substantially all of the operating assets comprising its structured settlement business to Majestic Opco LLC pursuant to an Asset Purchase Agreement. No structured settlement receivables were sold and no on-balance sheet liabilities were transferred in connection with the sale. On August 18, 2015, the Company sold its remaining structured settlement receivables asset for $920,000 to the buyer of its operating assets.

As a result of the sale of its structured settlements business, the Company reclassified its structured settlement business operating results as discontinued operations in the accompanying consolidated statement of operations for all periods presented.
Operating results related to the Company’s discontinued structured settlement business are as follows:

Eleven Months Ended
2017
(in thousands)
Total income	$33
Total expenses	304
Income (loss) before income taxes	(271)
Income tax benefit	—
Income (loss) from discontinued operations, net of income taxes	$(271)
NOTE 7—LIFE SETTLEMENTS (LIFE INSURANCE POLICIES)

The Company accounts for policies it acquires using the fair value method in accordance with ASC 325-30-50 Investments—Other—Investment in Insurance Contracts. Under the fair value method, the Company recognizes the initial investment at the purchase price. For policies that were relinquished in satisfaction of premium finance loans at maturity, the initial investment is the loan carrying value. For policies purchased in the secondary or tertiary markets, the initial investment is the amount of cash outlay at the time of purchase. At each reporting period, the Company re-measures the investment at fair value in its entirety and recognizes changes in the consolidated statement of operations in the periods in which the changes occur.
As of November 30, 2017, the Company owned 608 policies, with an aggregate estimated fair value of life settlements of $557.8 million.
The weighted average life expectancy calculated based on death benefit of insureds in the policies owned by the Company at November 30, 2017 was 8.4 years. The following table describes the Company’s life settlements as of November 30, 2017 (dollars in thousands):

Remaining Life Expectancy (In Years)*	Number of Life Settlement Contracts	Fair Value	Face Value
0-1	8	$27,935	$34,517
1-2	13	29,637	41,168
2-3	22	45,352	92,530
3-4	32	62,348	154,045
4-5	61	100,956	290,167
Thereafter	472	291,557	2,267,809
Total	608	$557,785	$2,880,236
*Based on remaining life expectancy at November 30, 2017, as derived from reports of third party life expectancy providers, and does not indicate the timing of expected death benefits. See "Life Settlements," in Note 14, "Fair Value Measurements," of the accompanying consolidated financial statements.

Estimated premiums to be paid for each of the four succeeding fiscal years and thereafter to keep the life insurance policies in force as of November 30, 2017, are as follows (in thousands):

2018	89,462
2019	96,956
2020	99,967
2021	99,726
Thereafter	887,584
$1,273,695

The amount of $1.27 billion noted above represents the estimated total future premium payments required to keep the life insurance policies in force during the life expectancies of all the underlying insured lives and does not give effect to projected receipt of death benefits. The estimated total future premium payments could increase or decrease significantly to the extent that insurance carriers increase the cost of insurance on their issued policies or that actual mortalities of insureds differs from the estimated life expectancies.

NOTE 8—WHITE EAGLE REVOLVING CREDIT FACILITY

Effective April 29, 2013, White Eagle entered into a 15-year revolving credit agreement with LNV Corporation, as initial lender, Imperial Finance & Trading, LLC, as servicer and portfolio manager and CLMG Corp., as administrative agent. Proceeds from the initial advance under the facility were used, in part, to retire a bridge facility and to fund a payment to the lender protection insurance provider to release subrogation rights in certain of the policies pledged as collateral for the White Eagle Revolving Credit Facility. On May 16, 2014, White Eagle Asset Portfolio, LLC converted from a Delaware limited liability company to White Eagle Asset Portfolio, LP, a Delaware limited partnership (the “Conversion”) and all of its ownership interests were transferred to an indirect, wholly-owned Irish subsidiary of the Company. In connection with the Conversion, the White Eagle Revolving Credit Facility was amended and restated among White Eagle, as borrower, Imperial Finance and Trading, LLC, as the initial servicer, the initial portfolio manager and guarantor, Lamington Road Bermuda Ltd., as portfolio manager, LNV Corporation, as initial lender, the other financial institutions party thereto as lenders, and CLMG Corp., as administrative agent for the lenders. The White Eagle Revolving Credit Facility was amended on November 9, 2015. As amended, the White Eagle Revolving Credit Facility may provide earlier participation in the portfolio cash flows if certain loan to value ("LTV") ratios are achieved. Additionally, the maximum facility limit was reduced from $300.0 million to $250.0 million, and the interest rate under the facility was increased by 50 basis points.

On December 29, 2016, White Eagle entered into a Second Amendment to the Amended and Restated Loan and Security Agreement ("White Eagle Second Amendment") and on January 31, 2017, as required by the terms of the White Eagle Amendment, White Eagle executed the Second Amended and Restated Loan and Security Agreement, dated January 31, 2017, which consolidated into a single document the amendments evidenced by the White Eagle Amendment and all previous amendments.

As amended, the White Eagle Revolving Credit Facility adjusted the loan-to-value ("LTV") ratios which directed cash flow participation and became subjected to achieving certain financial metrics, as more fully described below under "Amortization & Distributions." Pursuant to the White Eagle Second Amendment, 190 life settlement policies purchased from wholly owned subsidiaries of the Company were pledged as additional collateral under the facility for an additional policy advance of approximately $71.1 million. The maximum facility limit was increased to $370.0 million and the term of the facility was extended to December 31, 2031. Additional loan terms and amendment changes are more fully described in the sections that follow.

On October 4, 2017, White Eagle entered into an amendment to the Second Amended and Restated Loan and Security Agreement. The amendment changed the provisions over how participation of the proceeds from the maturity of the policies pledged as collateral under the White Eagle Revolving Credit Facility are distributed pursuant to a waterfall. The amendment included an exclusion from the cash interest coverage ratio of at least 2.0:1 for the period of July 1, 2017 through July 28, 2017. As a result of the amendment, the Company was able to participate in the waterfall distribution scheduled during October 2017.

General & Security. The White Eagle Revolving Credit Facility provides for an asset-based revolving credit facility backed by White Eagle’s portfolio of life insurance policies with an aggregate lender commitment of up to $370.0 million, subject to borrowing base availability. 606 life insurance policies with an aggregate death benefit of approximately $2.9 billion and an estimated fair value of approximately $557.1 million are pledged as collateral under the White Eagle Revolving Credit Facility at November 30, 2017. In addition, the equity interests in White Eagle have been pledged under the White Eagle Revolving Credit Facility.

Borrowing Base. Borrowing availability under the White Eagle Revolving Credit Facility is subject to a borrowing base, which at any time is equal to the lesser of (A) the sum of all of the following amounts that have been funded or are to be funded through the next distribution date (i) the initial advance and all additional advances to acquire additional pledged policies that are not for ongoing maintenance advances, plus (ii) 100% of the sum of the ongoing maintenance costs, plus (iii) 100% of fees and expense deposits and other fees and expenses funded and to be funded as approved by the required lenders, less (iv) any required payments of principal and interest previously distributed and to be distributed through the next distribution date; (B) 75% of the valuation of the policies pledged as collateral as determined by the lenders; (C) 50% of the aggregate face amount of the policies pledged as collateral (excluding certain specified life insurance policies); and (D) the then applicable facility limit. At November 30, 2017, $47.2 million was undrawn and $5.4 million was available to borrow under the White Eagle Revolving Credit Facility. The amount available to borrow is calculated based on and limited to the premium payments and expenses if any, that are due as of the calculation date. In essence, what is available, is what is required to pay expenses and keep the policies in force as of the calculation date.

Amortization & Distributions. Proceeds from the maturity of the policies pledged as collateral under the White Eagle Revolving Credit Facility are distributed pursuant to a waterfall. After distributions for premium payments, fees to service providers and payments of interest, a percentage of the collections from policy proceeds are to be paid to the Company, which will vary depending on the then LTV ratio as illustrated below where the valuation is determined by the lenders:

LTV	Premiums, Interest & Other Fees	Principal	Distribution to White Eagle - 55%	Lender Participation - 45%
N/A	100%	—%	—%	—%
>65%	N/A	100%	—%	—%
50-65%	N/A	70%	16.5%	13.5%
35-50%	N/A	55%	24.8%	20.3%
0-35%	N/A	45%	30.3%	24.8%

Provided that (i) if (a) the Company failed to maintain a cash interest coverage ratio of at least 2.0:1 at any time during the immediately preceding calendar quarter or (b) the Company fails to take steps to improve its solvency in a manner acceptable to the required lenders (as determined in their sole and absolute discretion), then the cash flow sweep percentage to the lenders shall equal one-hundred percent (100%) and (ii) if such distribution date occurs on or after December 29, 2025, then the cash flow sweep percentage shall equal one-hundred percent (100%). As of November 30, 2017, the cash interest coverage ratio was 3.51:1 and the loan to value ratio was 63%, as calculated using the lenders' valuation.

The cash interest coverage ratio is the ratio of (i) consolidated cash and cash equivalents maintained by the Company to (ii) the aggregate interest amounts that will be due and payable in cash on (x) the $35.0 million 8.5% Senior Secured Notes due July 15, 2021 (and any notes issued by the Company or any of its Affiliates in connection with refinancing, replacing, substituting or any similar action with respect to any such notes), the $75.8 million 5.0% Convertible Notes due February 15, 2023 (and any notes issued by the Company or any of its Affiliates in connection with refinancing, replacing, substituting or any similar action with respect to any such notes), and the $1.2 million 8.50% Convertible Notes due February 15, 2019 (and any notes issued by the Company or any of its Affiliates in connection with refinancing, replacing, substituting or any similar action with respect to any such notes) and (y) any additional indebtedness issued by the Company after December 29, 2016, in each case, during the twelve month period following such date of determination. See Note 9, "8.50% Senior Unsecured Convertible Notes", Note 10, "5.0% Senior Unsecured Convertible Notes" and Note 12, "8.5% Senior Secured Notes", to the accompanying consolidated financial statements for further information.

With respect to approximately 25% of the face amount of policies pledged as collateral under the White Eagle Revolving Credit Facility, White Eagle has agreed that if policy proceeds that are otherwise due are not paid by an insurance carrier, the foregoing distributions will be altered such that the lenders will receive any "catch-up" payments with respect to amounts that they would have received in the waterfall prior to distributions being made to White Eagle. During the continuance of events of default or unmatured events of default, the amounts from collections of policy proceeds that might otherwise be paid to White Eagle will instead be held in a designated account controlled by the lenders and may be applied to fund operating and third party expenses, interest and principal, "catch-up" payments or percentage payments that would go to the lenders as described above.

Assuming no event of default, funds on account from policy proceeds shall be distributed in specified stages of priority. For the eleven months ended November 30, 2017, approximately $37.1 million of proceeds received from the maturity of policies pledged under the White Eagle Revolving Credit Facility, were distributed through the waterfall in the following stages of priority (in thousands):

	November 30, 2017
Clause	Amount	Use of Proceeds
First:	$313	Custodian and Securities Intermediary
Second:	—	White Eagle - Ongoing Maintenance Cost Reimbursable
Third:	—	Administrative Agent - Protective Advances
Fourth:	39	Administrative Agent - Administrative Agent Fee and Legal Expense Reimbursement
Fifth:	16,037	Administrative Agent - Accrued and Unpaid Interest
Sixth:	19,633	Administrative Agent - Required Amortization
Seventh:	—	Administrative Agent - Amortization Shortfall
Eighth:	467	Administrative Agent - Participation Interest
Ninth:	—	Reserved
Tenth:	—	Administrative Agent Aggregate Unpaid Participation Interest
Eleventh:	—	Administrative Agent - Remaining Available Amount After Clause First to Tenth
Twelfth:	—	Wilmington Trust - Custodian and Securities Intermediary - Unpaid Fees
Thirteenth:	570	Borrower - Any Remaining Available Amount After Clause First to Twelfth
Total Distributions	$37,059

Approximately $2.5 million of the amount distributed during the eleven months ended November 30, 2017 was from maturity proceeds collected during the year ended December 31, 2016.

The below is a reconciliation of proceeds collected by the White Eagle Revolving Credit Facility and distributed through the waterfall as shown above (in thousands):

Face value collected in 2016 and distributed in 2017	$2,480
Face value collected in 2017 and distributed in 2017	34,372
Face value collected in 2017 and distributed in 2018	6,000
Other collections*	222
Total collection in 2017	43,074
Less: Total waterfall distribution in 2017	(37,059)
Total to be distributed in 2018	$6,015

*Includes refund of premiums and interest earned on maturity proceeds

Use of Proceeds. Generally, ongoing advances may be made for paying premiums on the life insurance policies pledged as collateral and to pay the fees of service providers. Effective with the White Eagle Amendment on November 9, 2015, ongoing advances may no longer be used to pay interest, which will now be paid by White Eagle if there is not otherwise sufficient amounts available from policy proceeds to be distributed to pay interest expense pursuant to the waterfall described above in "Amortization and Distributions." Subsequent advances and the use of proceeds from those advances are at the discretion of the lenders. During the eleven months ended November 30, 2017, advances for premium payments and fees to service providers amounted to (in thousands):

November 30
2017
Amount drawn for premium payments	$78,672
Amount drawn in fees to service providers	$2,397
Total amount drawn	$81,069

Interest. Borrowings under the White Eagle Revolving Credit Facility bear interest at a rate equal to LIBOR or, if LIBOR is unavailable, the base rate, in each case plus an applicable margin of 4.50%, which was increased from 4.00% pursuant to the November 9, 2015 amendment, and subject to a rate floor component equal to the greater of LIBOR (or the applicable rate) and 1.5%. The base rate under the White Eagle Revolving Credit Facility equals the sum of (i) the weighted average of the interest rates on overnight federal funds transactions or, if unavailable, the average of three federal funds quotations received by the Agent plus 0.75% and (ii) 0.5%. Based on the loan agreement, the LIBOR portion of the interest rate will re-adjust annually, once the floor has exceeded 1.5%. The applicable rate will be dependent on the rate at the last business day of the preceding calendar year. The effective rate at November 30, 2017 was 6.19% and the LIBOR floor was 1.69%.

Interest paid during the period is recorded in the Company’s consolidated financial statements. Accrued interest is reflected as a component of the estimated fair value of the White Eagle Revolving Credit Facility debt. The below table shows the composition of interest for the eleven months ended November 30, 2017 (in thousands):

November 30
2017
Interest paid through waterfall	$16,037
Interest paid by White Eagle	782
Participation interest paid through waterfall	467
Total interest expense	$17,286

Maturity. Effective with the White Eagle Second Amendment, the term of the White Eagle Revolving Credit Facility expires December 31, 2031, which is also the scheduled commitment termination date (though the lenders’ commitments to fund borrowings may terminate earlier in an event of default). The lenders’ interests in and rights to a portion of the proceeds of the policies does not terminate with the repayment of the principal borrowed and interest accrued thereon, the termination of the White Eagle Revolving Credit Facility or expiration of the lenders’ commitments.

Covenants/Events of Defaults. The White Eagle Revolving Credit Facility contains covenants and events of default that are customary for asset-based credit agreements of this type, but also include cross defaults under the servicing, account control, contribution and pledge agreements entered into in connection with the White Eagle Revolving Credit Facility (including in relation to breaches by third parties thereunder), certain changes in law, changes in control of or insolvency or bankruptcy of the Company and relevant subsidiary companies and performance of certain obligations by certain relevant subsidiary companies, White Eagle and third parties. Effective with the White Eagle Second Amendment, and as described above in "Amortization and Distributions", the White Eagle Revolving Credit Facility contains a financial covenant requiring White Eagle to maintain a cash interest coverage ratio of at least 1.75:1 commencing after June 30, 2019. Failure to maintain this ratio for 60 consecutive days after June 30, 2019 constitutes an event of default. There is no cash interest coverage ratio requirement that would result in an event of default prior to this date; however, any failure to maintain a cash interest coverage ratio of at least 2.0:1 does impact the cash flow sweep percentage for proceeds distributed through the waterfall. As of November 30, 2017, the cash interest coverage ratio was 3.51:1. The White Eagle Revolving Credit Facility also contains certain tests relating to asset maintenance, performance and valuation, the satisfaction of which will be determined by the lenders with a high degree of discretion.

Remedies. The White Eagle Revolving Credit Facility and ancillary transaction documents afford the lenders a high degree of discretion in their selection and implementation of remedies, including strict foreclosure, in relation to any event of default, including a high degree of discretion in determining whether to foreclose upon and liquidate all or any pledged policies, the interests in White Eagle, and the manner of any such liquidation. White Eagle has limited ability to cure events of default through the sale of policies or the procurement of replacement financing.

The Company elected to account for the debt under the White Eagle Revolving Credit Facility in accordance with ASC 820, which includes the 45% interest in policy proceeds to the lender, using the fair value method. The fair value of the debt is the amount the Company would have to pay to transfer the debt to a market participant in an orderly transaction. The Company calculated the fair value of the debt using a discounted cash flow model taking into account the stated interest rate of the credit facility and probabilistic cash flows from the pledged policies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Company’s estimates are not necessarily indicative of the amounts that the

Company, or holders of the instruments, could realize in a current market exchange. The most significant assumptions are the estimates of life expectancy of the insured and the discount rate. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair values.

At November 30, 2017, the fair value of the outstanding debt was $324.4 million and the borrowing base was approximately $328.2 million, which includes $322.8 million of outstanding principal. Approximately $5.4 million was available to borrow under the White Eagle Revolving Credit Facility.

There are no scheduled repayments of principal prior to maturity although payments are due upon the next distribution date following the receipt of death benefits and distributed pursuant to the waterfall as described above. At November 30, 2017, approximately $6.0 million included in restricted cash was on account with White Eagle awaiting distribution through the waterfall.

NOTE 9—8.50% SENIOR UNSECURED CONVERTIBLE NOTES

In February 2014, the Company issued $70.7 million in an aggregate principal amount of 8.50% senior unsecured convertible notes due 2019 (the "Convertible Notes" or "8.5% Convertible Notes"). The Convertible Notes were issued pursuant to an indenture dated February 21, 2014, between the Company and U.S. Bank National Association, as trustee (the "Convertible Note Indenture").
The Convertible Notes are general senior unsecured obligations and rank equally in right of payment with all of the Company's other existing and future senior unsecured indebtedness. The Convertible Notes are effectively subordinate to all of the Company's secured indebtedness to the extent of the value of the assets collateralizing such indebtedness. The Convertible Notes are not guaranteed by the Company's subsidiaries.
The maturity date of the Convertible Notes is February 15, 2019. The Convertible Notes accrue interest at the rate of 8.50% per annum on the principal amount of the Convertible Notes, payable semi-annually in arrears on August 15 and February 15 of each year.
The Convertible Notes are convertible into shares of common stock at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Initially, the Convertible Notes were convertible into shares of common stock at a conversion rate of 147.9290 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to a conversion price of $6.76 per share of common stock). In the second quarter of 2015, the conversion rate was adjusted to 151.7912 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to a conversion price of $6.59 per share of common stock) in connection with an anti-dilution adjustment triggered by a rights offering that resulted in the issuance of 6,688,433 shares of the Company’s common stock.

On and after February 15, 2017 and prior to the maturity date, the Company may redeem for cash all, but not less than all, of the Convertible Notes if the last reported sale price of the Company’s common stock equals or exceeds 130% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date the Company delivers notice of the redemption. The redemption price will be equal to 100% of the principal amount of the Convertible Notes, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, a make-whole fundamental change occurs prior to the maturity date, and a holder elects to convert its Convertible Notes in connection therewith, the Company will, in certain circumstances, increase the conversion rate by a number of additional shares of common stock for holders who convert their notes prior to the redemption date.

The Company determined that an embedded conversion option existed in the Convertible Notes that was required to be separately accounted for as a derivative under ASC 815 which required the Company to bifurcate the embedded conversion option, record it as a liability at fair value and record a debt discount by an equal amount. Upon receipt of shareholder approval to issue shares of common stock upon conversion of the Convertible Notes in an amount that exceeded applicable New York Stock Exchange limits for issuances without shareholder approval, the Company reclassified the embedded conversion derivative liability to equity. The Convertible Notes are recorded at accreted value and will continue to be accreted up to the par value of the Convertible Notes at maturity.

On February 14, 2017, the Company solicited consents (the "Consent Solicitation") to issue additional 8.50% Convertible Notes (the "Additional Convertible Notes") in lieu of a cash payment of interest on February 15, 2017 (the "2017 Interest Payment Date") to holders of the Convertible Notes.

On March 14, 2017, the Company issued Additional Convertible Notes for an aggregate principal amount of $3.5 million following the Company’s receipt of the requisite consents of the holders of approximately 98% of the aggregate principal amount of Convertible Notes (the "Consenting Holders"), pursuant to the Consent Solicitation, whereby each Consenting Holder agreed to accept Additional Convertible Notes in lieu of a cash payment of interest on the Convertible Notes due on the 2017 Interest Payment Date. All Additional Convertible Notes issued by the Company to Consenting Holders were issued under the Convertible Note Indenture and such Additional Convertible Notes have identical terms to the existing Convertible Notes. Interest on the Additional Convertible Notes will accrue from February 15, 2017.
On March 15, 2017 and May 12, 2017, the Company entered into a series of separate Master Transaction Agreements (the "Master Transaction Agreements") by and among the Company, PJC Investments, LLC, a Texas limited liability company ("PJC") and each such Consenting Convertible Note Holder that is a party to such Master Transaction Agreement regarding a series of integrated transactions with the intent to effect a recapitalization of the Company (the "Transaction") which included, among other transactions, a Convertible Note Exchange Offer and a New Convertible Note Indenture providing for the issuance of New Convertible Notes to be delivered in connection with the Transaction (each as defined in the Master Transaction Agreements).

As part of the Transaction, on April 18, 2017, the Company launched an exchange offer (the "Convertible Note Exchange Offer") to the existing holders of its outstanding Convertible Notes for 5.0% Senior Unsecured Convertible Notes due 2023 (the "New Convertible Notes" or "5% Convertible Notes"). At least 98% of the holders of the Convertible Notes were required to tender in the Convertible Note Exchange Offer as a condition to closing the Transaction.

On July 26, 2017, the Company’s offer to exchange its outstanding $74.2 million aggregate principal amount of Convertible Notes for its New Convertible Notes expired. Holders of at least 98% of the Convertible Notes tendered in the Convertible Note Exchange Offer. On July 28, 2017, the Company consummated a series of integrated transactions to effect a recapitalization of the Company (the "Transaction Closing") pursuant to the Master Transaction Agreements, which transactions included the consummation of the Convertible Note Exchange Offer. The amount exchanged included approximately $73.0 million of principal outstanding prior to the exchange and approximately $2.8 million of interest paid in kind at the exchange date. The outstanding principal amount of the Convertible Notes remaining after the exchange was approximately $1.2 million.

In connection with the Transaction Closing, the Company entered into a supplemental indenture (the "Supplemental Convertible Note Indenture") to the Convertible Note Indenture governing the Convertible Notes. The purpose of the Supplemental Convertible Note Indenture was to eliminate substantially all of the restrictive covenants, eliminate certain events of default, eliminate the covenant restricting mergers and consolidations and modify certain provisions relating to defeasance contained in the Convertible Note Indenture and the Convertible Notes (collectively, the "Proposed Amendments") promptly after the receipt of the requisite consents for the Proposed Amendments.

The Company performed an assessment of the modification of the Convertible Notes under ASC 470, Debt, and determined the transaction is a troubled debt restructuring. The Company did not recognize any gain as a result of the restructuring, therefore, approximately $7.7 million was reclassified to the New Convertible Notes, including $6.7 million and $1.0 million related to debt discount and origination cost, respectively. Additionally, approximately $2.5 million was expensed as a onetime debt modification cost. See Note 10 "5.0% Senior Unsecured Convertible Notes" for a description of the changes in terms of the note.
As of November 30, 2017, the carrying value of the Convertible Notes was $1.1 million, net of unamortized debt discounts and deferred debt costs of $90,000 and $13,000, respectively. These are being amortized over the remaining life of the Convertible Notes using the effective interest method.
The Company recorded $9.2 million of interest expense on the Convertible Notes, including $4.2 million, $2.5 million, $2.1 million and $313,000 from interest, one time debt modification cost, amortizing debt discounts and originations costs, respectively, during the eleven months ended November 30, 2017. Interest for the eleven months ended November 30, 2017 included approximately $522,000 of additional interest paid in kind to note holders.

NOTE 10— 5.0% SENIOR UNSECURED CONVERTIBLE NOTES

On July 26, 2017, the Company’s Convertible Note Exchange Offer expired. Holders of at least 98% of the Convertible Notes tendered in the Convertible Note Exchange Offer.

In connection with the Transaction Closing, the Company caused to be issued the New Convertible Notes in an aggregate amount of approximately $75.8 million pursuant to an Indenture (the "New Convertible Note Indenture") between the Company and U.S. Bank, National Association, as indenture trustee. The terms of the New Convertible Notes are governed by the New Convertible Note Indenture, which provide, among other things, that the New Convertible Notes are unsecured senior obligations of the Company and will mature on February 15, 2023. The New Convertible Notes bear interest at a rate of 5% per annum from the issue date, payable semi-annually on August 15 and February 15 of each year, beginning on August 15, 2017.

Holders of New Convertible Notes may convert their New Convertible Notes at their option on any day prior to the close of business on the second scheduled trading day immediately preceding February 15, 2023. Upon conversion, the Company will deliver shares of Common Stock, together with any cash payment for any fractional share of Common Stock. The initial conversion rate for the New Convertible Notes denominated in $1,000 increments will be 500 shares of Common Stock per $1,000 principal amount of New Convertible Notes, which corresponds to an initial conversion price of approximately $2.00 per share of Common Stock. The initial conversion rate for the New Convertible Notes denominated in $1.00 increments will be 0.5 shares of Common Stock per $1.00 principal amount of New Convertible Notes, which corresponds to an initial conversion price of approximately $2.00 per share of Common Stock. The conversion rate will be subject to adjustment in certain circumstances.

The Company may redeem, in whole but not in part, the New Convertible Notes at a redemption price of 100% of the principal amount of the New Convertible Notes to be redeemed, plus accrued and unpaid interest and additional interest, if any, if and only if the last reported sale price of the Common Stock equals or exceeds 120% of the conversion price for at least 15 trading days in any period of 30 consecutive trading days. The Company may, at its election, pay or deliver as the case may be, to all Holders of the New Convertible Notes, either (a) solely cash, (b) solely shares of Common Stock, or (c) a combination of cash and shares of Common Stock.

The provisions of the New Convertible Note Indenture include a make-whole provision to compensate the Company’s debt holders for the lost option time value and forgone interest payments upon the Company experiencing a Fundamental Change (as defined in the New Convertible Note Indenture). These Fundamental Changes revolve around change in beneficial ownership, the consummation of specified transactions which result in the conversion of common stock into other assets or the sale, transfer or lease of all or substantially all of the Company’s assets, a majority change in the composition of the Company’s Board of Directors, the Company’s stockholders approval of any plan for liquidation of dissolution of the Company, and the Common Stock ceasing to be listed or quoted on a Trading Market . The number of incremental additional shares to be issued as a result of a Fundamental Change is based on a table which calculates the adjustment based on the inputs of time and share value.

The New Convertible Note Indenture provides for customary events of default, which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; breach of covenants or other agreements in the New Convertible Note Indenture; defaults or failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the New Convertible Note Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the New Convertible Notes then outstanding may declare all unpaid principal plus accrued interest on the New Convertible Notes immediately due and payable, subject to certain conditions set forth in the New Convertible Note Indenture. In addition, holders of the New Convertible Notes may require the Company to repurchase the New Convertible Notes upon the occurrence of certain designated events at a repurchase price of 100% of the principal amount of the New Convertible Notes, plus accrued and unpaid interest.

The New Convertible Note Indenture, among other things includes provisions such as the Company’s failure to timely file any document or report that is required to be filed with the SEC, as well as a registration statement covering the re-sale by holders of the New Convertible Notes not being declared effective by the SEC; the Company’s failure to cure such a default within 14 days after the occurrence will result in the Company being required to pay additional interest in cash.

Additional interest on the New Convertible Notes will accrue with respect to the first 90-day period (or portion thereof) following the restricted transfer triggering date, which is 120 days after the last date on which any securities are originally issued under the New Convertible Note Indenture or a registration statement regarding the resale by the holders of the securities or holders of any shares of common stock issuable upon conversion. For each day that a restricted transfer default is continuing at a rate equal to 0.25% per annum of the principal amount of New Convertible Notes, which rate will increase by an additional 0.25% per annum of the principal amount of the New Convertible Notes for each subsequent 90- day period (or portion thereof)

while a restricted transfer default is continuing until all restricted transfer defaults have been cured, up to a maximum of 0.5% of the principal amount of the securities. Following the cure of all restricted transfer defaults, the accrual of additional interest arising from restricted transfer defaults will cease.

The New Convertible Note Indenture states that the sole remedy for an event of default relating to the failure by the Company to comply with the provisions of the New Convertible Note Indenture requiring timely reporting by the Company and for any failure to comply with Section 314(a)(1) of the Trust Indenture Act shall, for the first 365 days after the occurrence of such an Event of Default, consist exclusively of the right to receive special interest on the New Convertible Notes at an annual rate equal to 0.5% of the principal amount of the New Convertible Notes.

As of November 30, 2017, the carrying value of the New Convertible Notes was $69.5 million, net of unamortized debt discounts and origination costs of $6.3 million and $51,000, respectively. These are being amortized over the remaining life of the New Convertible Notes using the effective interest method.

During the eleven months ended November 30, 2017, the Company recorded $1.7 million of interest expense on the New Convertible Notes, including $1.3 million, $341,000 and $51,000 from interest, amortization of debt discount and origination costs, respectively.

NOTE 11—15% SENIOR SECURED NOTES

On March 11, 2016, the Company, as issuer, entered into an indenture with Wilmington Trust Company, as indenture trustee (the "Senior Secured Indenture"). The Senior Secured Indenture provides for the issuance of up to $30.0 million in senior secured notes (the "Senior Secured Notes"), of which approximately $21.2 million were issued on the Initial Closing Date with an additional $8.8 million issued on March 24, 2016. The 15% Senior Secured Notes were purchased in private transactions exempt from the registration requirements of the Securities Act of 1933, as amended, under the note purchase agreements with certain accredited investors and/or non U.S. persons, including certain members of the Company's board of directors, management and their affiliates, who purchased approximately $3.3 million of the 15% Senior Secured Notes issued on the Initial Closing Date.

During the year ended November 30, 2017, the Company entered into three supplemental indentures with the Senior Secured Note Trustee as follows:

On February 21, 2017, the first supplemental indenture amended and restated the Senior Secured Indenture to: (i) amend the definition of "Permitted Indebtedness" to include all Additional Convertible Notes issued by the Company after February 14, 2017, in lieu of a cash payment of interest due to the holders of the Convertible Notes, and (ii) add Section 4.07(e) to restrict the Company from increasing the interest rate payable on the Convertible Notes.

On May 15, 2017, the second supplemental indenture amended and restated the Senior Secured Indenture to amend the definition of "Permitted Indebtedness" to include the Bridge Note (as defined below) in the original principal amount of $1.5 million, made by the Company in favor of PJC Investments, LLC.

On June 28, 2017, the third supplemental indenture amended and restated the Senior Secured Indenture to: (i) modify the definition of "Permitted Indebtedness" to include the increased principal amount of $3.3 million pursuant to the Amended and Restated Bridge Note (as defined below) and (ii) amend the definition of "Payment Date," so that beginning with and including July 14, 2017, the interest payment date occurs monthly, as opposed to quarterly.

Interest on the 15% Senior Secured Notes accrues at 15.0% per annum payable quarterly and all 15% Senior Secured Notes will mature on September 14, 2018 (the "Maturity Date"). The 15% Senior Secured Notes may be optionally redeemed in full at any time and must be redeemed in full upon additional issuances of debt by Emergent Capital, Inc., in each case, at a price equal to 100% of the principal amount redeemed plus (i) accrued and unpaid interest on the 15% Senior Secured Notes redeemed up to the date of redemption, and (ii) the present value, as of the date of redemption of all remaining interest payments to the Maturity Date using a discount rate equal to the yield to maturity at the time of computation on the US treasury security with a constant maturity most nearly equal to the period from the redemption date to the Maturity Date plus 50 basis points. Upon a change of control, the Company will be required to make an offer to holders of the Senior Secured Notes to repurchase the Senior Secured Notes at a price equal to 107.5% of their principal amount.

The 15% Senior Secured Notes contain negative covenants restricting additional debt incurred by Emergent Capital, Inc., creation of liens on the collateral securing the 15% Senior Secured Notes, and restrictions on dividends and stock repurchases. The 15% Senior Secured Notes are secured by settlement proceeds, if any, received from certain litigation involving the

Company, certain notes issued to the Company and a pledge of 65% of the equity interests in Blue Heron Designated Activity Company, OLIPP IV, LLC and Red Reef Alternative Investments, LLC.

On or about April 7, 2017, the Company entered into an Exchange Participation Agreement (the "Participation Agreement") with holders (the "Consenting Senior Note Holders") representing 100% of the aggregate outstanding principal amount of the Company's 15.0% Senior Secured Notes. Pursuant to the Participation Agreement, each Consenting Senior Note Holder agreed to enter into a Senior Note purchase agreement with PJC or its designee to sell 100% of the aggregate principal amount of the New Senior Notes that are to be issued to such Consenting Senior Note Holder at a price equal to 100% of the face amount of each New Senior Note purchased. In connection with the Transaction Closing, the Company agreed to pay each Consenting Senior Note Holder 5.0% of the face amount of the 15.0% Senior Secured Notes held by such Consenting Senior Note Holder, plus all accrued but unpaid interest under such 15.0% Senior Secured Notes through the date of the Transaction Closing.

On June 15, 2017, the Company did not make an interest payment of $1.2 million (the "Interest Payment") due June 15, 2017 (the "Interest Payment Date") on the Company’s 15.0% Senior Secured Notes, of which $30.0 million principal amount was outstanding on that date. On June 21, 2017, the Company, the Consenting Senior Note Holders and the Senior Secured Note Trustee, entered into a Consent and Forbearance Agreement (the "Forbearance Agreement") relating to Senior Secured Indenture between the Company and the Senior Secured Note Trustee. Pursuant to the Forbearance Agreement, the Consenting Senior Note Holders agreed to: (i) extend the Interest Payment that would otherwise be due and payable on the Interest Payment Date to June 30, 2017 and (ii) forbear from exercising their rights and remedies against the Company solely with respect to a certain event of default under the Senior Secured Indenture (the "Specified Default") during the period commencing on June 15, 2017 and ending on the date that is the earlier of (a) July 1, 2017 and (b) the date on which any other breach of any Transaction Documents (as defined in the Senior Secured Indenture) by the Company occurs (the "Termination Date"); provided that if the Company made the Interest Payment in full in accordance with the Senior Secured Indenture prior to the Termination Date, the Specified Default shall be waived. On June 29, 2017, the Company made the Interest Payment in full and the Specified Default was deemed waived.

In connection with the Transaction Closing, PJC, certain investors jointly designated by PJC and Triax (the "Note Purchase Investors") and holders (the "Senior Secured Note Holders") representing 100% of the aggregate outstanding principal amount of the Company’s 15.0% Senior Secured Notes entered into a Note Purchase Agreement (the "Note Purchase Agreement"). Pursuant to the Note Purchase Agreement, the Note Purchase Investors purchased 100% of the 15.0% Senior Secured Notes held by each Senior Secured Note Holder for an aggregate purchase price equal to the face amount of such purchased 15.0% Senior Secured Notes. The Note Purchase Agreement contained customary representations, warranties, and covenants.

In connection with the Transaction Closing, the Company paid each Senior Secured Note Holder 5% of the face amount of the 15.0% Senior Secured Notes held by such Senior Secured Note Holder as of immediately prior to the Transaction Closing, plus all accrued but unpaid interest of such 15.0% Senior Secured Notes through the date of the Transaction Closing, pursuant to the Exchange Participation Agreement.

All outstanding principal and interest amounts due under the 15.0% Senior Secured Note were repaid on July 28, 2017 in connection with the consummation of the Transaction Closing.

As a result of the Transaction Closing, approximately $2.0 million was expensed as extinguishment related to early repayment of the facility, including $1.5 million and $518,000 related to prepayment penalty and write off of origination cost, respectively.
The Company recorded approximately $2.8 million of interest expense on the 15% Senior Secured Notes, which includes $2.6 million of interest and $184,000 of amortizing debt issuance costs, during the year ended November 30, 2017.

NOTE 12—8.5% SENIOR SECURED NOTES

In connection with the Transaction Closing, the Company and the Senior Secured Note Trustee entered into an Amended and Restated Senior Secured Note Indenture (the "Amended and Restated Senior Secured Indenture") to amend and restate the Senior Secured Indenture between the Company and the Senior Secured Note Trustee following the Company’s receipt of requisite consents of the holders of the 15% Senior Secured Notes. Pursuant to the terms of the Amended and Restated Senior Secured Indenture, the Company caused the cancellation of all outstanding 15% Senior Secured Notes and the issuance of 8.5%

Senior Secured Notes due 2021 (the "8.5% Senior Secured Notes") in an aggregate amount of $30.0 million. The Amended and Restated Senior Secured Indenture provides, among other things, that the 8.5% Senior Secured Notes will be secured senior obligations of the Company and will mature on July 15, 2021. The 8.5% Senior Secured Notes will bear interest at a rate of 8.5% per annum, payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2017. Certain holders of the Company's securities that are party to Board Designation Agreements (as discussed below), purchased approximately $24.5 million of the 8.5% Senior Secured Notes that were issued in exchange for 15% Senior Secured Notes during the eleven months ended November 30, 2017.

The Amended and Restated Senior Secured Indenture provides that the 8.5% Senior Secured Notes may be optionally redeemed in full by the Company at any time and must be redeemed in full upon additional issuances of debt by the Company in each case, at a price equal to 100% of the principal amount redeemed plus (i) accrued and unpaid interest on the 8.5% Senior Secured Notes redeemed up to the date of redemption, and (ii) the Applicable Premium, if any, as defined in the Amended and Restated Senior Secured Indenture. Upon a change of control, the Company will be required to make an offer to holders of the 8.5% Senior Secured Notes to repurchase the 8.5% Senior Secured Notes at a price equal to 107.5% of their principal amount, plus accrued and unpaid interest up to the date of redemption.

The Amended and Restated Senior Secured Indenture contains negative covenants restricting additional debt incurred by the Company, creation of liens on the collateral securing the 8.5% Senior Secured Notes, and restrictions on dividends and stock repurchases, among other things. The 8.5% Senior Secured Notes are secured by settlement proceeds, if any, received from certain litigation involving the Company, certain notes issued to the Company, and pledges of 65% of the equity interests in Blue Heron Designated Activity Company, OLIPP IV, LLC and Red Reef Alternative Investments, LLC.

The Amended and Restated Senior Secured Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; breach of covenants or other agreements in the Amended and Restated Senior Secured Indenture; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Amended and Restated Senior Secured Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the 8.5% Senior Secured Notes then outstanding may declare the principal of and accrued but unpaid interest, plus a premium, if any, on all the 8.5% Senior Secured Notes immediately due and payable, subject to certain conditions set forth in the Amended and Restated Senior Secured Indenture.

On August 11, 2017, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") by and between the Company and Brennan Opportunities Fund I LP ("Brennan"). Pursuant to the Securities Purchase Agreement, Brennan purchased from the Company (i) 12,500,000 shares (the "Brennan Shares") of Common Stock at a price of $0.40 per share for an aggregate purchase price of $5.0 million and (ii) $5.0 million principal amount of the Company’s 8.5% Senior Secured Notes (the "Brennan Notes," and together with the Brennan Shares, the "Brennan Securities"). The Securities Purchase Agreement contained customary representations, warranties, and covenants.

The sale of the Brennan Securities was consummated on August 11, 2017, as to 8,750,000 shares of Common Stock and $3.5 million principal amount of 8.5% Senior Secured Notes, and on August 14, 2017, as to 3,750,000 shares of Common Stock and $1.5 million principal amount of 8.5% Senior Secured Notes.

At November 30, 2017, the outstanding principal of the 8.5% Senior Secured Notes is $35.0 million with a carrying value of $33.9 million, net of unamortized debt issuance cost of $1.1 million.
During the eleven months ended November 30, 2017, the Company recorded approximately $1.1 million of interest expense on the 8.5% Senior Secured Notes, which includes $1.0 million of interest and $76,000 of amortizing debt issuance costs.

Subsequent Events

8.5% Senior Secured Notes Amendment

On January 10, 2018, the Company dissolved Red Falcon Trust, an indirect subsidiary of the Company ("Red Falcon").  On the same date, the Company commenced the process of appointing a liquidator to liquidate Blue Heron. The completion of liquidation formalities of Blue Heron under Irish law is expected to take several months, and liquidation was still pending at November 30, 2018. Both Red Falcon and Blue Heron were inactive subsidiaries of the Company.

The Company had pledged 65% of the equity and certain other assets of Blue Heron in favor of the secured parties under the Amended and Restated Senior Secured Indenture. In connection with liquidation of Blue Heron, the Company and Wilmington Trust, National Association, as trustee under the Amended and Restated Senior Secured Indenture (the "Trustee"), entered into (i) the First Supplemental Indenture (the "First Supplemental Indenture"), dated as of January 10, 2018, to implement certain amendments to the Indenture and (ii) the Amendment to Pledge and Security Agreement ("Pledge and Security Amendment"), dated as of January 10, 2018, to implement certain amendments to the Pledge and Security Agreement ("Pledge and Security Agreement"), dated as of March 11, 2016, between the Company and Trustee. The First Supplemental Indenture and the Pledge and Security Amendment amend the Indenture and Pledge and Security Agreement, respectively, to: (i) remove from the assets pledged to the secured parties under the Amended and Restated Senior Secured Indenture, 65% of the equity and certain other assets of Blue Heron; and (ii) reflect the pledge by the Company, in favor of the secured parties under the Indenture, of the promissory note dated as of December 29, 2016 in the principal sum of $69.6 million issued by OLIPP IV, LLC to Blue Heron and subsequently assigned to the Company.

NOTE 13—15.0% PROMISSORY NOTE

On May 15, 2017, the Company entered into a $1.5 million Promissory Note with PJC Investments, LLC (the "Bridge Note"), to provide financing to fund the Company's continued operations with a maturity date of July 3, 2017.

The Bridge Note was amended on June 28, 2017 (the "Amended and Restated Bridge Note") to (i) increase the principal amount under the Bridge Note to $3.3 million and (ii) extend the maturity date from July 3, 2017 to the earlier of (a) July 28, 2017 or (b) the date on which the Master Transaction Agreements are consummated.

Under the Amended and Restated Bridge Note, the Company may request an advance of funds, and PJC shall make an advance to the Company, provided that (i) the aggregate amount of outstanding advances shall not exceed $3.3 million and (ii) the Company’s proposed budgeted use of proceeds for such advance is reasonably acceptable to PJC.

Advances under the Amended and Restated Bridge Note bear interest at an annual rate of 15%.

The Amended and Restated Bridge Note includes certain default provisions customary to bridge financing facilities of this type which are subject to customary grace periods, including, among others, (i) defaults related to payment failures; (ii) failure to comply with covenants; (iii) any material misrepresentation of fact made or deemed made by or on behalf of the Company; (iv) failure by the Company to comply with any of its obligations under any Master Transaction Agreement; (v) defaults in payment of any indebtedness of the Company that continues after the applicable grace or cure period; (vi) bankruptcy and related events and; (vii) change of control without the prior written consent of PJC. Default interest accrues at an annual rate of 17%. The Amended and Restated Bridge Note contains certain affirmative and negative covenants customary for bridge financing facilities of this type.

In consideration for the Bridge Note and pursuant to a fee letter agreement by and between the Company and PJC dated May 15, 2017, the Company agreed to pay an additional termination fee equal to $1.5 million in the event that the Company becomes obligated to pay certain termination fees pursuant to certain termination provisions under the Master Transaction Agreements.

The Company drew approximately $2.8 million on the Amended and Restated Bridge Note and recorded interest expense of approximately $36,000 during the eleven months ended November 30, 2017.
All outstanding principal and interest amounts due under the Amended and Restated Bridge Note were repaid on July 28, 2017 in connection with the Transaction Closing.

NOTE 14—FAIR VALUE MEASUREMENTS

The Company carries life settlements and debt under the Revolving Credit Facility at fair value as shown in the consolidated balance sheet. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. Fair value measurements are classified based on the following fair value hierarchy:

Level 1—Valuation is based on unadjusted quoted prices in active markets for identical assets and liabilities that are accessible at the reporting date. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2—Valuation is determined from pricing inputs that are other than quoted prices in active markets that are either directly or indirectly observable as of the reporting date. Observable inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and interest rates and yield curves that are observable at commonly quoted intervals.

Level 3—Valuation is based on inputs that are both significant to the fair value measurement and unobservable. Level 3 inputs include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value generally require significant management judgment or estimation.
Assets and liabilities measured at fair value on a recurring basis
The balances of the Company’s assets measured at fair value on a recurring basis as of November 30, 2017, are as follows (in thousands):

	Level 1	Level 2	Level 3	Total Fair Value
Assets:
Investment in life settlements	$—	$—	$557,786	$557,786
	$—	$—	$557,786	$557,786
The balances of the Company’s liabilities measured at fair value on a recurring basis as of November 30, 2017, are as follows (in thousands):

	Level 1	Level 2	Level 3	Total Fair Value
Liabilities:
White Eagle Revolving Credit Facility	$—	$—	$324,442	$324,442
	$—	$—	$324,442	$324,442
The Company categorizes its investment in life settlement portfolio in two classes, non-premium financed and premium financed. In considering the categories, historically, it has generally believed that market participants would require a lower risk premium for policies that were non-premium financed, while a higher risk premium would be required for policies that were premium financed; the Company believes that this risk premium has been declining.

($ in thousands)	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value at 11/30/17	Aggregate death benefit 11/30/2017	Valuation Technique	Unobservable Input	Range (Weighted Average)
Non-premium financed	$100,422	$305,706	Discounted cash flow	Discount rate	14.50% - 17.50%
				Life expectancy evaluation	5.4 years
Premium financed	$457,364	$2,574,529	Discounted cash flow	Discount rate	15.50% - 21.00%
				Life expectancy evaluation	8.7 years
Life settlements	$557,786	$2,881,235	Discounted cash flow	Discount rate	15.95%
				Life expectancy evaluation	8.4 years
White Eagle Revolving Credit Facility	$324,442	$2,868,235	Discounted cash flow	Discount rate	18.52%
				Life expectancy evaluation	8.4 years

Following is a description of the methodologies used to estimate the fair values of assets and liabilities measured at fair value on a recurring basis and within the fair value hierarchy.

Life settlements—The Company has elected to account for the life settlement policies it acquires using the fair value method. The Company uses a present value technique to estimate the fair value of its life settlements, which is a Level 3 fair value measurement as the significant inputs are unobservable and require significant management judgment or estimation. The

Company currently uses a probabilistic method of valuing life insurance policies, which the Company believes to be the preferred valuation method in the industry. The most significant assumptions are the estimates of life expectancy of the insured and the discount rate.

The Company provides medical records for each insured to LE providers. Each LE provider reviews and analyzes the medical records and identifies all medical conditions it feels are relevant to the life expectancy determination of the insured. Debits and credits are assigned by each LE provider to the individual’s health based on identified medical conditions which are derived from the experience of mortality attributed to relevant conditions in the portfolio of lives that the LE provider monitors. The health of the insured is summarized by the LE provider into a life assessment of the individual’s life expectancy expressed both in terms of months and in mortality factor. The mortality factor represents the degree to which the given life can be considered more or less impaired than a life having similar characteristics (e.g. gender, age, smoking, etc.). For example, a standard insured (the average life for the given mortality table) would carry a mortality rating of 100%. A similar but impaired life bearing a mortality rating of 200% would be considered to have twice the chance of dying earlier than the standard life relative to the LE provider’s population. Since each provider’s mortality factor is based on its own mortality table, the Company calculates its own factors to apply to the table selected by the Company.

The Company calculates mortality factors so that when applied to the mortality table selected by the Company, the resulting LE equals the LE provided by each LE provider. The resulting mortality factors are then blended to determine a factor for each insured.

A mortality curve is then generated based on the calculated mortality factors and the rates from the Company selected mortality table to generate the best estimated probabilistic cash flow stream. The net present value of the cash flows is then calculated to determine the policy value.

If the insured dies earlier than expected, the return will be higher than if the insured dies when expected or later than expected. The calculation allows for the possibility that if the insured dies earlier than expected, the premiums needed to keep the policy in force will not have to be paid. Conversely, the calculation also considers the possibility that if the insured lives longer than expected, more premium payments will be necessary.

Since the quarter ended September 30, 2012, and prior to June 30, 2016, the Company used the 2008 Valuation Basic tables, smoker distinct ("2008 VBT"), mortality tables developed by the U.S. Society of Actuaries (the "SOA"). The mortality tables are created based on the expected rates of death among different groups categorized by factors such as age and gender.

During 2015, the SOA released new versions of the Valuation Basic Tables, (the "2015 VBT"). The 2015 VBT is based on a much larger dataset of insured lives, face amount of policies and more current information compared to the dataset underlying the 2008 Valuation Basic Table. The new 2015 VBT dataset includes 266 million policies compared to the 2008 VBT dataset of 75 million. The experience data in the 2015 VBT dataset includes 3 million claims on policies from 51 insurance carriers. Life experiences implied by the 2015 VBT are generally longer for male and female nonsmokers between the ages of 65 and 80, while smokers and insureds of both genders over the age of 85 have significantly lower life expectancies. During the year ended December 31, 2016, the Company changed its valuation technique and decided to adopt the 2015 VBT, smoker and gender distinct tables, to determine the value of the policies. The table shows lower mortality rates in the earlier select periods at most ages, so while the Company continues to fit the life expectancies from the LE providers to the 2015 VBT, the change in the mortality curve changes the timing of the Company’s expected cash flow streams.

Future changes in the life expectancies could have a material adverse effect on the fair value of the Company’s life settlements, which could have a material adverse effect on its business, financial condition and results of operations.
Life expectancy sensitivity analysis
If all of the insured lives in the Company’s life settlement portfolio lived six months shorter or longer than the life expectancies provided by these third parties, the change in estimated fair value would be as follows (dollars in thousands):

Life Expectancy Months Adjustment	Value	Change in Value
+6	$469,827	$(87,959)
-	$557,786	—
-6	$650,345	$92,559

Discount rate
The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and our estimate of the risk premium an investor in the policy would require.

The Company re-evaluates its discount rates at the end of every reporting period in order to reflect the estimated discount rates that could reasonably be used in a market transaction involving the Company’s portfolio of life settlements. In doing so, consideration is given to the various factors influencing the rates, including risk tolerance and market activity. The Company relies on management insight, engages third party consultants to corroborate its assessment, engages in discussions with other market participants and extrapolates the discount rate underlying actual sales of policies. In considering these factors, at November 2017, the Company determined that the weighted average discount rate calculated based on death benefit was 15.95%.

At one time, due to the Company’s association with the USAO Investigation and certain civil litigation involving the Company, the Company believed that, when given the choice to invest in a policy that was associated with the Company’s premium finance business and a similar policy without such an association, all else being equal, an investor would have generally opted to invest in the policy that was not associated with the Company’s premium finance business. However, since the Company entered into a non-prosecution agreement with the USAO, investors have required less of a risk premium to transact in policies associated with the Company’s legacy premium finance business. With passage of time, and resolution of litigations, the Company now believes investors no longer require a greater risk premium for policies associated with the Company's premium finance business than the risk premium otherwise required for policies that were premium financed. In general, the Company believes that the risk premium an investor would require to transact in a policy that has been premium financed versus a policy without premium financing is lessening in the current market environment and further expects that, with the passage of time, investors will continue to require less of a risk premium to transact in policies that had been premium financed.
Credit exposure of insurance company
The Company considers the financial standing of the issuer of each life insurance policy. Typically, we seek to hold policies issued by insurance companies that are rated investment grade by the top three credit rating agencies. At November 2017, the Company had 19 life insurance policies issued by three carriers that were rated non-investment grade as of that date. In order to compensate a market participant for the perceived credit and challenge risks associated with these policies, the Company applied an additional 300 basis point risk premium.
The following table provides information about the life insurance issuer concentrations that exceed 10% of total death benefit and 10% of total fair value of the Company's life settlements as of November 30, 2017:

Carrier	Percentage of Total Fair Value	Percentage of Total Death Benefit	Moody’s Rating	S&P Rating
Lincoln National Life Insurance Company	22.5%	19.5%	A1	AA-
Transamerica Life Insurance Company	18.4%	20.8%	A1	AA-
Estimated risk premium
As of November 30, 2017, the Company owned 608 policies with an estimated fair value of $557.8 million. Of these 608 policies, 530 were previously premium financed and are valued using discount rates that range from 15.50% to 21.00%. The remaining 78 policies, which are non-premium financed, are valued using discount rates that range from 14.50% to 17.50%. As of November 30, 2017, the weighted average discount rate calculated based on death benefit used in valuing the policies in the Company's life settlement portfolio was 15.95%.
The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and our estimate of the risk premium an investor in the policy would require. The extent to which the fair value could vary in the near term has been quantified by evaluating the effect of changes in the weighted average discount rate on the death benefit used to estimate the fair value. If the weighted average discount rate was increased or decreased by 1/2 of 1% and the other assumptions used to estimate fair value remained the same, the change in estimated fair value would be as follows (dollars in thousands):
Market interest rate sensitivity analysis

Weighted Average Rate Calculated Based on Death Benefit	Rate Adjustment	Value	Change in Value
15.45%	-0.50%	$571,822	$14,036
15.95%	—	$557,786	$—
16.45%	0.50%	$544,311	$(13,475)
Future changes in the discount rates we use to value life insurance policies could have a material effect on the Company's yield on life settlement transactions, which could have a material adverse effect on our business, financial condition and results of our operations.
At the end of each reporting period we re-value the life insurance policies using our valuation model in order to update our estimate of fair value for investments in policies held on our balance sheet. This includes reviewing our assumptions for discount rates and life expectancies as well as incorporating current information for premium payments and the passage of time.

White Eagle Revolving Credit Facility —As of November 30, 2017, 606 policies are pledged by White Eagle to serve as collateral for its obligations under the White Eagle Revolving Credit Facility. Absent an event of default under the White Eagle Revolving Credit Facility, ongoing borrowings will be used to pay the premiums on these policies and certain approved third party expenses. As more fully described in Note 8, "White Eagle Revolving Credit Facility," proceeds from the maturity of the policies pledged as collateral under the White Eagle Revolving Credit Facility are distributed pursuant to a waterfall. After premium payments, fees to service providers and payments of interest, a percentage of the collections from policy proceeds are to be paid to the Company, which will vary depending on the then LTV ratio.

The Company elected to account for the debt under the White Eagle Revolving Credit Facility in accordance with ASC 820, which includes the 45% interest in policy proceeds payable to the lender, using the fair value method. The fair value of the debt is the amount the Company would have to pay to transfer the debt to a market participant in an orderly transaction. We calculated the fair value of the debt using a discounted cash flow model taking into account the stated interest rate of the White Eagle Revolving Credit Facility and probabilistic cash flows from the pledged policies. Accordingly, our estimates are not necessarily indicative of the amounts that we, or holders of the instruments, could realize in a current market exchange. The most significant assumptions are the estimates of life expectancy of the insured and the discount rate. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair values.

During the year ended December 31, 2016, the Company changed its valuation technique by adopting the 2015 VBT, smoker and gender distinct tables, to determine the value of the life insurance policies pledged as collateral in the facility. The table shows lower mortality rates in the earlier select periods at most ages, so while the Company continues to fit the life expectancies from the LE providers to the 2015 VBT, the change in the mortality curve changes the timing of the Company’s expected cash flow streams, which resulted in an increase in projected borrowings.

Life expectancy sensitivity analysis of the White Eagle Revolving Credit Facility

A considerable portion of the fair value of the White Eagle Revolving Credit Facility is determined by the timing of receipt of future policy proceeds. Should life expectancies lengthen such that policy proceeds are collected further into the future, the fair value of this debt will decline. Conversely, should life expectancies shorten, the fair value of this debt will increase. Considerable judgment is required in interpreting market data to develop the estimates of fair value.

If all of the insured lives in the life settlement portfolio pledged under the White Eagle Revolving Credit Facility live six months shorter or longer than the life expectancies used to calculate the estimated fair value of the White Eagle Revolving Credit Facility debt, the change in estimated fair value would be as follows (dollars in thousands):

Life Expectancy Months Adjustment	Fair Value of White Eagle Revolving Credit Facility	Change in Value
+6	$271,469	$(52,973)
-	$324,442	—
-6	$364,043	$39,601

Future changes in the life expectancies could have a material effect on the fair value of the White Eagle Revolving Credit Facility, which could have a material adverse effect on its business, financial condition and results of operations.

Discount rate of the White Eagle Revolving Credit Facility

The discount rate incorporates current information about market interest rates, credit exposure to insurance companies and the Company’s estimate of the return a lender lending against the policies would require.

Market interest rate sensitivity analysis of the White Eagle Revolving Credit Facility

The extent to which the fair value of the White Eagle Revolving Credit Facility could vary in the near term has been quantified by evaluating the effect of changes in the weighted average discount. If the weighted average discount rate were increased or decreased by 1/2 of 1% and the other assumptions used to estimate fair value remained the same, the change in estimated fair value of the White Eagle Revolving Credit Facility as of November 30, 2017 would be as follows (dollars in thousands):

Discount Rate	Rate Adjustment	Fair Value of White Eagle Revolving Credit Facility	Change in Value
18.02%	-0.50%	$331,831	$7,389
18.52%	—	$324,442	$—
19.02%	0.50%	$317,324	$(7,118)

Future changes in the discount rates could have a material effect on the fair value of the White Eagle Revolving Credit Facility, which could have a material adverse effect on its business, financial condition and results of its operations.
At November 30, 2017, the fair value of the debt was $324.4 million and the outstanding principal was approximately $322.8 million.

8.5% Convertible Notes—The Company determined that an embedded conversion option in the Convertible Notes was required to be separately accounted for as a derivative under Accounting Standards Codification 815, Derivatives and Hedging ("ASC 815"). ASC 815 required the Company to bifurcate the embedded conversion option and record it as a liability at fair value and reduce the debt liability by a corresponding discount of an equivalent amount. The Company used a Black Scholes pricing model that incorporates present valuation techniques and reflect both the time value and the intrinsic value of the embedded conversion option to approximate the fair value of the conversion derivative liability at the end of each reporting period. This model required assumptions as to expected volatility, dividends, terms, and risk free rates.

In accordance with ASC 815, upon receipt of shareholder approval the Company reclassified the embedded derivative to stockholders’ equity along with unamortized transaction costs proportionate to the allocation of the initial debt discount and the principal amount of the Convertible Notes. The Convertible Notes continue to be recorded at accreted value up to the par value of the Convertible Notes at maturity.

On July 26, 2017, the Company’s Convertible Note Exchange Offer to exchange its outstanding $74.2 million aggregate principal amount of Convertible Notes for its New Convertible Notes expired. Holders of at least 98% of the Convertible Notes tendered in the Convertible Note Exchange Offer. The amount of Convertible Notes exchanged included approximately $73.0 million of principal outstanding prior to the exchange and approximately $2.8 million of interest paid in kind at the exchange date. The outstanding principal of the Convertible Notes after the exchange was approximately $1.2 million.

See Note 10, "8.50% Senior Unsecured Convertible Notes," of the accompanying consolidated financial statements for further information. Although the Company believes its valuation method is appropriate, the use of different methodologies or assumptions to determine the fair value could result in different fair values.
Changes in Fair Value
The following table provides a roll-forward in the changes in fair value for the eleven months ended November 30, 2017, for all assets for which the Company determines fair value using a material level of unobservable (Level 3) inputs, which consists solely of life settlements (in thousands):

Life Settlements:
Balance, January 1, 2017	$498,400
Purchase of policies	—
Change in fair value	48,066
Matured/lapsed/sold polices	(67,177)
Premiums paid	78,497
Transfers into level 3	—
Transfers out of level 3	—
Balance, November 30, 2017	$557,786
Changes in fair value included in earnings for the period relating to assets held at November 30, 2017	$9,352
The following table provides a roll-forward in the changes in fair value for the eleven months ended November 30, 2017, for the White Eagle Revolving Credit Facility for which the Company determines fair value using a material level of unobservable (Level 3) inputs (in thousands):

White Eagle Revolving Credit Facility:
Balance, January 1, 2017	$257,085
Draws under the White Eagle Revolving Credit Facility	81,069
Payments on White Eagle Revolving Credit Facility	(19,633)
Unrealized change in fair value	5,921
Transfers into level 3	—
Transfer out of level 3	—
Balance, November 30, 2017	$324,442
Changes in fair value included in earnings for the period relating to liabilities at November 30, 2017	$5,921
There were no transfers of financial assets or liabilities between levels of the fair value hierarchy during the eleven months ended November 30, 2017.

Other Fair Value Considerations—Carrying value of certificate of deposits, prepaid expenses and other assets, receivable for maturity of life settlements, investment in affiliates, Senior Secured Notes, accounts payable and accrued expenses approximate fair value due to their short-term maturities and/or low credit risk.

NOTE 15—COMMITMENTS AND CONTINGENCIES

Lease Agreements
The Company leases office space under a lease that commenced on October 1, 2014. The lease expires on September 30, 2020. The annual base rent is $246,000, with a provision for a 3% increase on each anniversary of the rent commencement date. Rent expense was approximately $369,000 for the eleven months ended November 30, 2017.
Future minimum payments under operating leases for each of the three succeeding years subsequent to November 30, 2017 are as follows (in thousands):

November 30
2018	$418
2019	463
2020	392
$1,273
Employment Agreements

The Company does not have any general policies regarding the use of employment agreements, but has and may, from time to time, enter into such a written agreement to reflect the terms and conditions of employment of a particular named executive officer, whether at the time of hire or thereafter. The Company has entered into employment agreements with certain of its officers, including during the eleven months ended November 30, 2017, with the former chief executive officer, whose agreement provided for substantial payments in the event that the executive terminated his employment with the Company due to a material change in the geographic location where the chief executive officer performs his duties or upon a material diminution of his base salary or responsibilities, with or without cause. These payments are equal to three times the sum of the chief executive officer’s base salary and the average of the preceding three years’ annual cash bonus.

CEO Separation Agreement

On August 10, 2017, Antony Mitchell, then the Chief Executive Officer of the Company and a member of the Company's board of directors, notified the Company of his intention to terminate his employment agreement with the Company, effective as of a date to be determined in accordance with the terms of such agreement. On September 15, 2017, the Company entered into a Mediation Agreement with Mr. Mitchell, pursuant to which Mr. Mitchell agreed, among other things, to negotiate and enter into a separation agreement providing for his resignation from the position of Chief Executive Officer and from the Company's board of directors, in each case of the Company and its subsidiaries, no later than September 22, 2017.

On October 23, 2017, the Company entered into a Separation Agreement (the "CEO Separation Agreement") with Antony Mitchell, pursuant to which Mr. Mitchell resigned from the position of Chief Executive Officer and as a director of the Company and its subsidiaries effective October 23, 2017. The CEO Separation Agreement obligates the Company to indemnify Mr. Mitchell for his legal fees of $150,000, which amount is recognized in the consolidated statement of operations for the eleven months ended November 30, 2017.

Litigation

In accordance with applicable accounting guidance, the Company establishes an accrued liability for litigation and regulatory matters when those matters present loss contingencies that are both probable and estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. When a loss contingency is not both probable and estimable, the Company does not establish an accrued liability. As a litigation or regulatory matter develops, the Company, in conjunction with any outside counsel handling the matter, evaluates on an ongoing basis whether such matter presents a loss contingency that is probable and estimable. If, at the time of evaluation, the loss contingency related to a litigation or regulatory matter is not both probable and estimable, the matter will continue to be monitored for further developments that would make such loss contingency both probable and estimable. When a loss contingency related to a litigation or regulatory matter is deemed to be both probable and estimable, the Company will establish an accrued liability with respect to such loss contingency and record a corresponding amount of litigation-related expense. The Company will then continue to monitor the matter for further developments that could affect the amount of any such accrued liability.

Sun Life

On April 18, 2013, Sun Life Assurance Company of Canada ("Sun Life") filed a complaint against the Company and several of its affiliates in the United States District Court for the Southern District of Florida, entitled Sun Life Assurance Company of Canada v. Imperial Holdings, Inc., et al. ("Sun Life Case"), asserting, among other things, that at least 28 life insurance policies issued by Sun Life and owned by the Company through certain of its subsidiary companies were invalid. The Sun Life complaint, as amended, asserted the following claims: (1) violations of the federal Racketeer Influenced and Corrupt Organizations ("RICO") Act, (2) conspiracy to violate the RICO Act, (3) common law fraud, (4) aiding and abetting fraud, (5) civil conspiracy to commit fraud, (6) tortious interference with contractual obligations, and (7) a declaration that the policies issued were void. Following the filing of a motion by the Company to dismiss the Sun Life Case, on December 9, 2014, counts (2), (4), (5), (6) and (7) of the Sun Life Case were dismissed with prejudice. The Company then filed a motion for summary judgment on the remaining counts. On February 4, 2015, the Court issued an order (the "Order") granting the Company’s motion for summary judgment on counts (1) and (3), resulting in the Company prevailing on all counts in the Sun Life Case.

On July 29, 2013, the Company filed a separate complaint against Sun Life in the United States District Court for the Southern District of Florida, captioned Imperial Premium Finance, LLC v. Sun Life Assurance Company of Canada ("Imperial Case"), which was subsequently consolidated with the Sun Life Case. The Imperial Case asserted claims against Sun Life for breach of contract, breach of the covenant of good faith and fair dealing, and fraud, and sought a judgment declaring that Sun

Life is obligated to comply with the promises made by it in certain insurance policies. The Imperial complaint also sought compensatory damages amounting to at least $30 million and an award of punitive damages. On August 23, 2013, Sun Life moved to dismiss the complaint, but the Court denied Sun Life’s motion in early 2015. Subsequently, on February 26, 2015, Sun Life appealed the denial to the United States Court of Appeals for the Eleventh Circuit. The Company moved to dismiss Sun Life’s appeal and, on December 17, 2015, the Court of Appeals ruled in favor of the Company, dismissing Sun Life’s appeal. The Imperial Case therefore returned to the District Court.

On September 22, 2016, however, the District Court granted summary judgment in favor of Sun Life on the entirety of the Imperial Case. Subsequently, on January 12, 2017, the Company appealed the District Court’s decision, and on January 24, 2017, Sun Life filed its own notice of appeal. As part of these two appeals, the Court of Appeals will review every dispositive order issued by the District Court throughout the consolidated case. Per the Court of Appeals, oral argument will be scheduled in the near future.

Other Litigation

Other litigation is defined as smaller claims or litigations that are neither individually nor collectively material.  It does not include lawsuits that relate to collections.

The Company is party to various other legal proceedings that arise in the ordinary course of business, separate from normal course accounts receivable collections matters. Due to the inherent difficulty of predicting the outcome of these litigations and other legal proceedings, the Company cannot predict the eventual outcome of these matters, and it is reasonably possible that some of them could be resolved unfavorably to the Company. As a result, it is possible that the Company’s results of operations or cash flows in a particular fiscal period could be materially affected by an unfavorable resolution of pending litigation or contingencies. However, the Company believes that the resolution of these other proceedings will not, based on information currently available, have a material adverse effect on the Company’s financial position or results of operations.

NOTE 16—STOCKHOLDERS’ EQUITY

In connection with the settlement of class litigation, the Company issued warrants to purchase two million shares of the Company’s stock into an escrow account in April 2014 and were distributed in October 2014. The estimated fair value at the measurement date of such warrants was $5.4 million, which is included in stockholder’s equity. The warrants have a five-year term from the date of their distribution with an exercise price of $10.75. The Company is obligated to file a registration statement to register the shares underlying the warrants with the SEC if shares of the Company’s common stock have an average daily trading closing price of at least $8.50 per share for a 45 day period. The warrants will be exercisable upon effectiveness of the registration statement.

The Company has reserved an aggregate of 12,600,000 shares of common stock under its Omnibus Plan, of which 542,102 options to purchase shares of common stock granted to existing employees were outstanding as of November 30, 2017, 233,215 shares of restricted stock had been granted to directors under the plan and 1,594,000 shares of restricted stock units had been granted to certain employees, with a total of 1,602,522 shares subject to vesting. There were 10,230,683 securities remaining for future issuance under the Omnibus Plan as of November 30, 2017.

On September 1, 2015, the Company announced that its Board of Directors authorized a $10.0 million share and note repurchase program. The program had a two-year expiration date, and authorized the Company to repurchase up to $10.0 million of its common stock and/or its Convertible Notes due 2019. During 2015, the Company purchased 608,000 shares for a total cost of approximately $2.5 million, which is an average cost of $4.17 per share, including transaction fees. As of November 30, 2017, the repurchase program has terminated.

Recapitalization Transactions
On July 28, 2017, the Company consummated a series of integrated transactions to effect a recapitalization of the Company (the "Transaction Closing") pursuant to the Master Transaction Agreements.
Common Stock Purchase Agreement

In connection with the Transaction Closing, the Company entered into a Common Stock Purchase Agreement (the "Stock Purchase Agreement") by and among the Company, PJC, certain investors jointly designated by PJC and Triax Capital Advisors LLC, a New York limited liability company ("Triax"), to be party to the Stock Purchase Agreement (collectively, the "Common Stock Investors"), and certain Convertible Note Holders that were a party to the Stock Purchase Agreement (collectively, the "Convertible Note Holder Purchasers," and together with PJC and the Common Stock Investors, the "Purchasers"). Pursuant to the Stock Purchase Agreement, the Company issued and sold to the Purchasers 115,000,000 shares (the "Stock Purchase Agreement Shares") of the Company’s common stock, $0.01 par value, at a price of $0.2 per share for an aggregate purchase price of $23.0 million, of which PJC and the Common Stock Investors purchased 75,000,000 Stock Purchase Agreement Shares for an aggregate purchase price of $15.0 million and the Convertible Note Holder Purchasers, pursuant to the previously announced rights offering which expired on July 26, 2017, purchased 40,000,000 Stock Purchase Agreement Shares for an aggregate purchase price of $8.0 million, of which PJC purchased 19,320,038 shares in connection with the exercise of rights assigned to it by certain Convertible Note Holder Purchasers. The Stock Purchase Agreement contained customary representations, warranties, and covenants.

Common Stock Purchase Warrants

In connection with the Transaction Closing, the Company issued Common Stock Purchase Warrants (the "Warrants") to certain investors jointly designated by PJC and Triax (collectively, the "Warrant Investors") to purchase up to an aggregate of 42,500,000 shares of the Common Stock at an exercise price of $0.20 per share (the "Warrant Shares").

The Warrants shall vest and become exercisable as follows: (i) with respect to 17,500,000 Warrant Shares, immediately upon the issuance of the Warrants, and (ii) with respect to the remaining 25,000,000 Warrant Shares, at later times tied to the conversion of Convertible Notes (as defined below) and New Convertible Notes (as defined below) outstanding upon the Transaction Closing into shares of Common Stock or, if earlier, upon the date that all Convertible Notes or New Convertible Notes are no longer outstanding. The Warrants have an eight year term. The number of Warrant Shares is subject to anti-dilution adjustment provisions.

Articles Amendment

Effective on July 17, 2017, the Company filed an Articles of Amendment to Articles of Incorporation (the "Articles Amendment") to increase the authorized Common Stock from 80,000,000 shares to 415,000,000 shares. As previously disclosed, the Articles Amendment was approved by the Company’s shareholders at the Company’s 2017 Annual Meeting. The adoption of the Articles Amendment results in a greater number of shares of Common Stock available for issuance.

Board Designation Agreements

In connection with the Transaction Closing, the Company entered into a series of separate Board Designation Agreements (collectively, the "Board Designation Agreements") with each of (i) Evermore Global Advisors, LLC ("Evermore"), (ii) PJC and JSARCo, LLC (the "Board Rights Investors"), (iii) Opal Sheppard Opportunities Fund I LP ("Opal Sheppard"), (iv) Ironsides P Fund L.P. and Ironsides Partners Special Situations Master Fund II L.P. (together with Ironsides P Fund L.P., the "Ironsides Funds") and (v) Nantahala Capital Management, LLC ("Nantahala").

Pursuant to the Board Designation Agreement with Evermore (the "Evermore Designation Agreement"), subject to the terms and conditions set forth therein, Evermore shall have the right to designate one director to the Company’s Board of Directors (the "Board") whom the Board must add as a director of the Company contemporaneously with the Transaction Closing. At each meeting of the Company’s shareholders at which the election of directors is to be considered and Evermore holds the requisite Minimum Percentage (as defined in the Evermore Designation Agreement), Evermore shall have the right to designate one nominee whom the Board must nominate for election at such meeting.

Pursuant to the Board Designation Agreement with the Board Rights Investors (the "Investor Designation Agreement"), subject to the terms and conditions set forth therein, the Board Rights Investors shall have the right to designate three directors to the Board whom the Board must add as directors of the Company contemporaneously with the Transaction Closing, one of which shall be designated pursuant to the Opal Sheppard Agreement. At each meeting of the Company’s shareholders at which the election of directors is to be considered and the Board Rights Investors hold the requisite Minimum Percentage (as defined in the Investor Designation Agreement), the Board Rights Investors shall have the right to designate three nominees whom the Board must nominate for election at such meeting, one of which shall be designated pursuant to the Opal Sheppard Agreement so long as the Opal Sheppard Agreement is in effect.

Pursuant to the Board Designation Agreement with Opal Sheppard (the "Opal Sheppard Designation Agreement"), subject to the terms and conditions set forth therein, Opal Sheppard shall have the right to designate one director to the Company’s Board of Directors (the "Board") whom the Board must add as a director of the Company contemporaneously with the Transaction Closing. At each meeting of the Company’s shareholders at which the election of directors is to be considered, so long as the Board Rights Investors have the right to three designees and Opal Sheppard holds the requisite Minimum Percentage (as defined in the Opal Sheppard Designation Agreement), Opal Sheppard shall have the right to designate one nominee whom the Board must nominate for election at such meeting.

Pursuant to the Board Designation Agreement with the Ironsides Funds (the "Ironsides Designation Agreement"), subject to the terms and conditions set forth therein, the Ironsides Funds shall have the right to designate one director to the Board whom the Board must add as a director of the Company contemporaneously with the Transaction Closing. At each meeting of the Company’s shareholders at which the election of directors is to be considered and the Ironsides Funds hold the requisite Specified Percentage (as defined in the Ironsides Designation Agreement), the Ironsides Funds shall have the right to designate one nominee whom the Board must nominate for election at such meeting.

Pursuant to the Board Designation Agreement with Nantahala (the "Nantahala Designation Agreement"), subject to the terms and conditions set forth therein, upon the termination of the Ironsides Designation Agreement in accordance with the terms thereof, Nantahala shall have the right to designate one director to the Board and, at each meeting of the Company’s shareholders at which the election of directors is to be considered and Nantahala holds the requisite Specified Percentage (as defined in the Nantahala Designation Agreement), Nantahala shall have the right to designate one nominee whom the Board must nominate for election at such meeting.

Change in Significant Holders

As a result of the consummation of the Master Transaction Agreements, on the date of the Transaction Closing, a change in significant holders of the Company's common stock occurred. PJC and Triax, together with certain of their affiliates, acquired beneficial ownership of approximately 38.9% of the outstanding Common Stock, based on their aggregate acquisition of 39,320,038 shares of Common Stock and warrants to purchase 27,150,000 shares of Common Stock. Other investors designated by PJC and Triax acquired beneficial ownership of approximately 43.6% of the outstanding Common Stock, based on their aggregate acquisition of 55,000,000 shares of Common Stock and warrants to purchase 13,350,000 shares of Common Stock. Additionally, pursuant to the Board Designation Agreements, PJC and Triax designated two of seven directors to the Company’s Board, two other investors designated a third new director and a fourth new director, and a fifth new director was designated by a holder of New Convertible Notes, collectively resulting in a change in the majority of the Company’s Board.

Securities Purchase Agreement

On August 11, 2017, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") by and between the Company and Brennan Opportunities Fund I LP ("Brennan"). Pursuant to the Securities Purchase Agreement, Brennan purchased from the Company (i) 12,500,000 shares (the "Brennan Shares") of Common Stock at a price of $0.40 per share for an aggregate purchase price of $5.0 million and (ii) $5.0 million principal amount of the Company’s 8.5% Senior Secured Notes (the "Brennan Notes," and together with the Brennan Shares, the "Brennan Securities"). The Securities Purchase Agreement contained customary representations, warranties, and covenants.

The sale of the Brennan Securities was consummated on August 11, 2017, as to 8,750,000 shares of Common Stock and $3.5 million principal amount of 8.5% Senior Secured Notes, and on August 14, 2017, as to 3,750,000 shares of Common Stock and $1.5 million principal amount of 8.5% Senior Secured Notes.

Registration Rights Agreement

In connection with the Transaction Closing, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") with the Common Stock Investors, the Warrant Investors, the Convertible Note Holder Purchasers and each such holder of the Company’s New Convertible Notes that is a party to the Registration Rights Agreement (the "New Convertible Note Holders"). Pursuant to the Registration Rights Agreement, the Company is required to register the resale of the Stock Purchase Agreement Shares, Warrant Shares, the New Convertible Notes and the shares of Common Stock issued or issuable upon conversion of the New Convertible Notes in accordance with the terms of the New Convertible Note Indenture (collectively, the "Registrable Securities"). Under the Registration Rights Agreement, the Company will be required to prepare and file a shelf registration statement with the Securities and Exchange Commission (the "SEC") within 60 days of the Transaction Closing, and to use its best efforts to have the registration statement declared effective upon the earliest to occur of (i) the date that is 120 days after the Transaction Closing, (ii) the date that is two (2) business days after the date that the SEC communicates to the Company that it has no comments to the registration statement, and (iii) the date that is two (2) business days after the date that the SEC communicates to the Company that all comments with respect to the registration statement have been resolved. Pursuant to the Registration Rights Agreement, the Company must use all commercially reasonable efforts to keep the registration statement continuously effective until the date when all of the Registrable Securities covered by such registration statement have been sold. The Registration Rights Agreement also contains piggyback registration rights in favor of the Common Stock Investors, Convertible Note Holder Purchasers and the New Convertibles Note Holders and customary indemnification provisions.

On August 11, 2017, the Company entered into a Registration Rights Agreement with Brennan (the "Brennan Registration Rights Agreement"), pursuant to which the Company is required to register the resale of the Brennan Shares. The Brennan Registration Rights Agreement is substantially similar to the Registration Rights Agreement entered into in connection with the Transaction Closing.

In accordance with its obligations under the Registration Rights Agreement and New Convertible Note Indenture, on August 25, 2017 the Company filed a shelf registration statement on Form S-1 (the "Registration Statement") with the SEC to register for the re-sale by certain selling stockholders named therein of up to 207,918,483 shares of Common Stock and up to $75.8 million in aggregate principal amount of the New Convertible Notes. The SEC declared the Registration Statement effective on September 28, 2017.

NOTE 17—INCOME TAXES

The provision (benefit) for income taxes from continuing operations consisted of (in thousands):

November 30, 2017
Continuing operations	$576
Discontinued operations	—
Provision (benefit) for income taxes	$576
Current
Federal	$576
State	—
$576
Deferred
Federal	19,158
State	3,200
22,358
Valuation allowance increase (decrease)	(22,358)
$—

Provision (benefit) for income taxes from continuing operations	$576
U.S. and foreign components of income (loss) from continuing operations before income taxes were as follows (in thousands):

November 30, 2017
U.S.	$(21,671)
Foreign	15,507
$(6,164)
The Company’s actual provision (benefit) for income taxes from continuing operations differ from the federal expected income tax provision as follows (in thousands):

	2017
	Amount	Rate
Tax provision (benefit) at statutory rate	$(2,159)	35.00%
Increase (decrease) in taxes resulting from:
State tax (net of federal benefit)	(775)	12.56
Attribute reduction from ownership change	25,816	(418.45)
Other permanent items	2	(0.03)
Prior year true-ups	50	(0.81)
Valuation allowance (decrease) increase	(22,358)	362.39
Provision (benefit) for income taxes	$576	(9.34)%
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities were (in thousands):

November 30, 2017
Deferred tax assets:
Federal and state net operating loss carryforward	$1,673
Revolving Credit Facility	8,736
Deferred gain	9,926
AMT credit	576
Other	2,095
Total gross deferred tax assets	23,006
Less valuation allowance	(202)
Total deferred tax assets	22,804
Deferred tax liabilities:
Unrealized gains on life and structured settlements	17,502
Gain on structured settlements deferred for tax purposes	3,739
Convertible debt discount	1,563
Total deferred tax liabilities	22,804
Total net deferred tax asset (liability)	$—

The Company’s provision for income taxes from continuing operations results in an effective rate of (9.34%) for the eleven months ended November 30, 2017. The Company recorded a total tax expense of approximately $576,000 that represents cash taxes to be paid as a result of a series of integrated transactions to effectuate a recapitalization of the Company, as discussed in more detail below.

The Company evaluates its deferred tax assets to determine if valuation allowances are required. In its evaluation, management considers taxable loss carryback availability, expectations of sufficient future taxable income, trends in earnings, existence of taxable income in recent years, the future reversal of temporary differences, and available tax planning strategies that could be implemented, if required. Valuation allowances are established based on the consideration of all available evidence using a more likely than not standard. Based on the Company’s evaluation, a deferred tax valuation allowance was established against its net deferred tax assets as of November 30, 2017. This valuation allowance was determined to be necessary as an offset to the full amount of the net federal and state deferred tax assets.

The federal and state net operating loss carryovers ("NOLs") generated by the Company since its conversion to a corporation and remaining as of November 30, 2017 are approximately $83.4 million for federal income tax purposes and $86.9 million for state income tax purposes. On July 28, 2017, as part of a series of integrated transactions to effectuate a recapitalization of the Company, the Company experienced an ownership change as described under Section 382. Due to the ownership change, a significant portion of the Company’s NOLs equal to $68.2 million became unavailable to offset future taxable income, in addition to $11.2 million that were assumed from a prior reorganization transaction that were also subject to limitations under Section 382 of the Internal Revenue Code. These NOLs begin to expire in 2031. Management believes it is appropriate under the Company’s facts and circumstances to write off this portion of the deferred tax asset, which includes the NOLs of $11.2 million that had previously been subject to Section 382 limitations and the $68.2 million that became unavailable as part of the current year recapitalization transaction. The impact of the write-off will be offset by a decrease in the valuation allowance and will have no net impact on tax expense.

The Company recorded a deferred tax asset for the increase in tax basis associated with the transfer of assets to subsidiaries located in Ireland. The net deferred asset with respect to these transactions is $9.9 million for the eleven months ended November 30, 2017, which will serve as a tax benefit upon reversal as life settlements mature or are sold.

Generally, the amount of tax expense or benefit allocated to continuing operations is determined without regard to the tax effects of other categories of income or loss, such as other comprehensive income. However, an exception to the general rule is provided when, in the presence of a valuation allowance against deferred tax assets, there is a pretax loss from continuing operations and pretax income from other categories. In such instances, income from other categories must offset the current loss from operations, the tax benefit of such offset being reflected in continuing operations.

Effective July 28, 2017, Lamington issued a promissory note to Markley in a principal amount of $57.0 million. The amount represents distributions of earnings from Lamington's share of profits of White Eagle, to satisfy the Profit Participation Note issued by Markley to Lamington Road (the "Special Dividend Note"). The Special Dividend Note matures on July 28, 2027 and bears interest at an annual rate of 5.0%, provided that any interest accrued at the end of a calendar year which is not paid within seven business days thereafter shall be capitalized and increased to the outstanding principal balance. Approximately $45.4 million of the $57.0 million Special Dividend Note was treated as a taxable dividend for U.S. income tax purposes for 2017. Future principal repayments of the Special Dividend Note to the Company should not result in an additional U.S. tax liability. As of November 30, 2017, the outstanding principal balance was $57.0 million.

As of November 30, 2017, the intercompany obligations owed by Lamington to Markley total approximately$130.7 million. This amount consists of the Special Dividend Note with an outstanding balance of $57.0 million and a prior promissory note issued as the partial purchase price of Markley’s interest in White Eagle with an outstanding balance of $73.7 million. Consequently, the Company has the opportunity to repatriate funds of $130.8 million from Ireland to the United States without incurring an additional U.S. tax liability. Both promissory notes are eliminated in consolidation.

Unrecognized Tax Benefits

The Company recognizes interest and penalties accrued related to unrecognized tax benefits in tax expense. A reconciliation of the total amounts of unrecognized benefits at the beginning and end of the period was as follows (in thousands):

November 30, 2017
Balance as of beginning of period	$6,295
Reductions of tax positions for prior years	(6,295)
Balance as of end of period	$—

The unrecognized benefit is reflected as a reduction of the deferred tax asset related to the federal and state NOLs. Due to the Section 382 limitation that will impact the future utilization of NOLs attributable to pre-ownership change periods, the NOLs that gave rise to the unrecognized tax benefit will be entirely forfeited. As such, the Company has written off the deferred tax asset and eliminated the liability for unrecognized tax benefits. The impact of reversing the unrecognized tax benefit will be offset by an increase to the valuation allowance and have no net impact to tax expense.

NOTE 18—SUBSEQUENT EVENTS

Tax Cuts and Jobs Act

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act ("TCJA"). Under ASC 740, Income Taxes, the effects of new legislation are recognized in the reporting period that includes the date of enactment. Accordingly, recognition of the tax effects of the TCJA will first be required in the reporting period that include December 22, 2017. Management is reviewing the legislation to determine the potential impact to the Company, including the required income tax accounting under ASC 740, for subsequent reporting periods.

8.5% Senior Secured Notes Amendment

On January 10, 2018, the Company dissolved Red Falcon Trust, an indirect subsidiary of the Company ("Red Falcon").  On the same date, the Company commenced the process of appointing a liquidator to liquidate Blue Heron. The completion of liquidation formalities of Blue Heron under Irish law is expected to take several months, and liquidation was still pending at November 30, 2018.  The completion of liquidation formalities of Blue Heron under Irish law is expected to take several months. Both Red Falcon and Blue Heron were inactive subsidiaries of the Company.

The Company had pledged 65% of the equity and certain other assets of Blue Heron in favor of the secured parties under the Amended and Restated Senior Secured Indenture. In connection with liquidation of Blue Heron, the Company and Wilmington Trust, National Association, as trustee under the Amended and Restated Senior Secured Indenture (the "Trustee"), entered into (i) the First Supplemental Indenture (the "First Supplemental Indenture"), dated as of January 10, 2018, to implement certain amendments to the Indenture and (ii) the Amendment to Pledge and Security Agreement ("Pledge and Security Amendment"), dated as of January 10, 2018, to implement certain amendments to the Pledge and Security Agreement ("Pledge and Security Agreement"), dated as of March 11, 2016, between the Company and Trustee. The First Supplemental Indenture and the Pledge and Security Amendment amend the Indenture and Pledge and Security Agreement, respectively, to: (i) remove from the assets pledged to the secured parties under the Amended and Restated Senior Secured Indenture, 65% of the equity and certain other assets of Blue Heron; and (ii) reflect the pledge by the Company, in favor of the secured parties under the Indenture, of the promissory note dated as of December 29, 2016 in the principal sum of $69.6 million issued by OLIPP IV, LLC to Blue Heron and subsequently assigned to the Company.

Stock Purchase Agreement

On January 22, 2018, the Company entered into a stock purchase agreement (the "Agreement") with SB Holdings, Inc., a California corporation ("Holdings"), and Sherman, Clay & Co., an Indiana corporation and wholly-owned Subsidiary of Holdings ("Sherman, Clay") pursuant to which the Company agreed to purchase all of the issued and outstanding capital stock of Sherman, Clay from Holdings for an initial purchase price of 18,000,000 shares (the "Initial Shares") of the Company’s common stock of which 2,700,000 shares will be held back for up to 18 months from closing to offset potential indemnified claims. The initial purchase price is subject to increase pursuant to earn-outs based on financial performance during the first year after the acquisition closes (the "Additional Shares") and, together with the Initial Shares, the "Consideration Shares") as provided for in the Agreement.

The Agreement contains standard representations and warranties related to each party, and may be terminated prior to the closing under certain circumstances. The closing of the purchase of Sherman, Clay under the Agreement (the "Purchase") is subject to a number of closing conditions, including certain regulatory approvals and obtaining financing for working capital and general corporate purposes, and is anticipated to occur no later than the second quarter of 2018.

In connection with the consummation of the Purchase, the Company also agreed to, among other things, enter into a registration rights agreement pursuant to which it will register the resale of the Consideration Shares.

On July 10, 2018, Company, SB Holdings, Inc. ("Holdings") and Sherman, Clay & Co. ("Sherman, Clay") and, with the Company and Holdings, the "Parties") entered into a letter agreement (the "Letter") terminating the Stock Purchase Agreement (the "Agreement"), dated as of January 22, 2018, by and among the Parties, pursuant to which the Company had agreed to purchase all of the issued and outstanding capital stock of Sherman, Clay from Holdings. The termination was effected by mutual written consent of the Parties pursuant to Section 7.01 of the Agreement, without any liability, obligation or penalty incurred by any Party.

Sun Life

In January 2018, oral argument was held in the Eleventh Circuit Court of Appeals. In September 2018, the Circuit Court ruled that Florida is the jurisdiction for all the Sun Life cases.

Amendments to Bylaws

On March 6, 2018, the Board of Directors of the Company approved an amendment to the Company’s bylaws, effective March 6, 2018, to require that, in order to be eligible to nominate or propose for nomination a candidate for election as a director, a shareholder must hold at least one percent (1%) of the Company’s outstanding shares of common stock for no less than twelve (12) months.

Employment Agreements

On March 13, 2018, Imperial Finance and Trading, Inc., a wholly-owned subsidiary of the Company ("Imperial"), entered into a new employment agreement with Miriam Martinez (the "Martinez Agreement"), pursuant to which Ms. Martinez will continue to serve as our Senior Vice President and Chief Financial Officer. The term of the Martinez Agreement commenced on March 13, 2018 and continues for one year, with automatic one-year extensions unless (x) either Ms. Martinez or Imperial gives written notice not to extend at least sixty (60) days’ prior to the end of the then-current term or (y) Ms. Martinez’s employment is terminated in accordance with the terms of the Martinez Agreement. The Martinez Agreement supersedes the employment agreement between the Company and Ms. Martinez from 2014. Pursuant to the Martinez Agreement, Ms. Martinez will receive an annual base salary of $275,000 subject to reviews and increases by the Board. Ms. Martinez may receive an annual bonus at the determination of the Board based on Company performance with goals to be established annually by the Board or as otherwise determined by the Board.

The Martinez Agreement further provides that Ms. Martinez is entitled to participate in all benefit plans provided to executives of the Company. If the Company terminates Ms. Martinez’s employment without cause or she resigns with Good Reason (as defined in the Martinez Agreement), the Martinez Agreement provides that she will be entitled to receive her base salary or $352,229, whichever is greater, through the twelve (12) months following such termination (the "Severance Period") as well as any bonus earned but not yet paid. If Ms. Martinez resigns for good reason, she will also be entitled to have the Company continue to pay its portion of healthcare premiums for plans in which she is participating immediately prior to the termination through the Severance Period. If such termination or resignation occurs within two years after a change in control (as defined in the Martinez Agreement), then in lieu of receiving his base salary as described above, Ms. Martinez would be entitled to receive (i) accrued vacation days, (ii) a lump sum payment equal to the sum of two times her then base salary, (iii) a portion of her bonus prorated through the termination date that would be due to her when bonus payments are otherwise made for the year in which the termination occurs, (iv) any unpaid portion of a bonus for the year preceding the termination, and (v) reimbursement of COBRA healthcare costs for up to 12 months.

On March 13, 2018, the Company entered into an employment agreement with Jack Simony (the "Simony Agreement"), pursuant to which Mr. Simony will continue to serve as Vice President and Chief Investment Officer of the Company. The term of the Simony Agreement commenced on March 13, 2018 and continues for one year, with automatic one-year extensions unless (x) either Mr. Simony or the Company gives written notice not to extend at least sixty (60) days’ prior to the end of the then-current term or (y) Mr. Simony’s employment is terminated in accordance with the terms of the Simony Agreement. Pursuant to the Simony Agreement, Mr. Simony will receive an annual base salary of $275,000.

The Simony Agreement further provides that Mr. Simony is entitled to participate in all benefit plans provided to executives of the Company. If the Company terminates Mr. Simony’s employment without cause or he resigns with Good Reason (as defined in the Simony Agreement), the Simony Agreement provides that he will be entitled to receive his base salary through the six (6) months following such termination (the "Severance Period") as well as any incentive bonus that has been declared or awarded to him for a prior fiscal year but has not yet been paid. If Mr. Simony resigns for good reason, he will also be entitled to have the Company continue to pay its portion of healthcare premiums for plans in which he is participating immediately prior to the termination through the Severance Period.

On March 13, 2018, the Company entered into an employment agreement with Harvey Werblowsky (the "Werblowsky Agreement"), pursuant to which Mr. Werblowsky will continue to serve as Vice President, Chief Legal Officer and General Counsel of the Company. The term of the Simony Agreement commenced on March 13, 2018 and continues for one year, with automatic one-year extensions unless (x) either Mr. Werblowsky or the Company gives written notice not to extend at least sixty (60) days’ prior to the end of the then-current term or (y) Mr. Werblowsky’s employment is terminated in accordance with the terms of the Werblowsky Agreement. Pursuant to the Werblowsky Agreement, Mr. Werblowsky will receive an annual base salary of $250,000.

The Werblowsky Agreement further provides that Mr. Werblowsky is entitled to participate in all benefit plans provided to executives of the Company. If the Company terminates Mr. Werblowsky’s employment without cause or he resigns with Good Reason (as defined in the Werblowsky Agreement), the Werblowsky Agreement provides that he will be entitled to receive his base salary through the six (6) months following such termination (the "Severance Period") as well as any incentive bonus that has been declared or awarded to him for a prior fiscal year but has not yet been paid. If Mr. Werblowsky resigns for good reason, he will also be entitled to have the Company continue to pay its portion of healthcare premiums for plans in which he is participating immediately prior to the termination through the Severance Period.

OTCQX Approval for Trading

On May 29, 2018, the Company received approval for shares of its common stocks to be traded on the OTCQX® Best Market. Trading on the OTCQX commenced on May 29, 2018 and will continue to trade under the ticker symbol "EMGC."

Change in Fiscal Year End

On September 7, 2018, the Board of Directors adopted resolutions to change the Company’s fiscal year end from December 31 to November 30, effective immediately. The Company will file a transition report on Form 10-K in accordance with SEC rules and regulations.

Voluntary Petitions for Relief Under Chapter 11

On November 14, 2018, Lamington Road Designated Activity Company (formerly known as Lamington Road Limited), the Company’s wholly-owned indirect Irish subsidiary ("Lamington"), and White Eagle General Partner, LLC, the Company’s wholly-owned indirect Delaware subsidiary ("WEGP"), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 cases are being administered under case numbers 18-12615 and 18-12614, respectively (together, the "Chapter 11 Cases"). Lamington is the limited partner and owns 99.99%, and WEGP is the general partner and owns 0.01%, of White Eagle. In its capacity as general partner, WEGP manages the affairs of White Eagle.

The commencement of the Chapter 11 Cases would constitute defaults and events of default under the terms of the Company’s Amended and Restated Senior Secured Indenture and the New Convertible Note Indenture. However, such defaults and events of default and their consequences were waived in advance of the Chapter 11 Cases by holders of a majority of the outstanding principal amounts of each of the 8.5% Senior Secured Notes and the New Convertible Notes, and consequently, the Company believes that no defaults, events of default or acceleration of the payment obligations thereunder, including principal or accrued interest, occurred under either the Amended and Restated Senior Secured Indenture or the New Convertible Note Indenture. The commencement of the Chapter 11 Cases constitutes an event of default under the White Eagle Revolving Credit Facility, resulting in the principal and accrued interest due from White Eagle thereunder becoming immediately due and payable. Lamington and WEGP have pledged their respective interests in White Eagle to secure its obligations under the White Eagle Revolving Credit Facility. Any efforts by LNV Corporation, the lender under the White Eagle Revolving Credit Facility ("LNV"), or CLMG Corp., the administrative agent under the White Eagle Revolving Credit Facility ("CLMG"), to enforce such pledges by Lamington and WEGP of their respective interests in White Eagle in connection with the White Eagle Revolving Credit Facility are automatically stayed as a result of the commencement of the Chapter 11 Cases and LNV’s and CLMG’s rights of enforcement in respect of the White Eagle Revolving Credit Facility are subject to the applicable provisions of the Bankruptcy Code. In addition, on November 15, 2018, White Eagle, LNV and CLMG entered into an Agreement Regarding Rights and Remedies (the "Standstill Agreement"), pursuant to which LNV and CLMG agreed to refrain from exercising their rights and remedies in connection with the White Eagle Revolving Credit Facility, subject to the terms and provisions of the Standstill Agreement, until 12:00 p.m. noon Pacific time on November 26, 2018, to facilitate negotiations.

On November 23, 2018, the effective period under the Standstill Agreement was extended to November 27, 2018 and on November 27, 2018, the effective period under the Standstill Agreement was extended to November 30, 2018. On November 30, 2018, the effective period under the Standstill Agreement was extended to December 4, 2018.